As filed with the Securities and Exchange Commission on October 7, 1998

                                                      Registration No. 333-59395

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              SPECTRASCIENCE, INC.
                 (Name of small business issuer in its charter)

           MINNESOTA                          3845                 41-1448837
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification
                                                                     Number)

                         3650 ANNAPOLIS LANE, SUITE 101
                        MINNEAPOLIS, MINNESOTA 55447-5434
                                 (612) 509-9999
          (Address and telephone number of principal executive offices)

                                BRIAN T. MCMAHON
                              SPECTRASCIENCE, INC.
                         3650 ANNAPOLIS LANE, SUITE 101
                        MINNEAPOLIS, MINNESOTA 55447-5434
                                 (612) 509-9999
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
     KENNETH L. CUTLER, ESQ.                        RUBI FINKELSTEIN, ESQ.
      DORSEY & WHITNEY LLP                    ORRICK, HERRINGTON & SUTCLIFFE LLP
     PILLSBURY CENTER SOUTH                          30 ROCKEFELLER PLAZA
     220 SOUTH SIXTH STREET                        NEW YORK, NEW YORK 10112
MINNEAPOLIS, MINNESOTA 55402-1498                       (212) 506-5000
       (612) 340-2600

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                                        Proposed          Proposed
   Title of each                                         maximum           maximum          Amount of
class of securities                   Amount to be    offering price       aggregate       registration
 to be registered                     registered(1)    per share(2)    offering price(2)        fee
-------------------------------------------------------------------------------------------------------

Common Stock, $.25 par value ...... 2,875,000 shares      $4.625          $13,296,875        $3,923(3)
=======================================================================================================


(1) Including shares of Common Stock which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3) Previously paid upon the initial filing of the Company's Registration Statement on Form SB-2 on July 17, 1998.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 7, 1998


PROSPECTUS

                                2,500,000 SHARES

                              SPECTRASCIENCE, INC.

                                  COMMON STOCK


      SPECTRASCIENCE, Inc., a Minnesota corporation (the "Company"), hereby offers (the "Offering") 2,500,000 shares of common stock, par value $0.25 per share (the "Common Stock"). The Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "SPSI." On October 2, 1998, the last reported bid price of the Common Stock on Nasdaq was $4.75 per share.


        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                          -----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

===============================================================================
                                Price to        Underwriting     Proceeds to
                                  Public        Discount(1)       Company(2)
-------------------------------------------------------------------------------
Per Share.............     $                  $                $
-------------------------------------------------------------------------------
Total (3).............     $                  $                $
===============================================================================


(1) Excludes compensation payable to Josephthal & Co. Inc., as representative (the "Representative") of the several Underwriters, in the form of a nonaccountable expense allowance and a financial advisor's fee. The Company has also agreed to sell to the Representative, for nominal consideration, a warrant (the "Representative's Warrant") to purchase up to 250,000 shares of Common Stock exercisable at a per share price equal to 120% of the per share Price to Public during a four-year period commencing at the beginning of the second year after issuance. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" for a description of the foregoing and certain other arrangements between the Company and the Underwriters.


(2) Before deducting estimated expenses payable by the Company of $_________ (including the nonaccountable expense allowance and financial advisor's fee described in note (1) above).


(3) The Company has granted the Underwriters a 45-day option to purchase up to an additional 375,000 shares of Common Stock upon the same terms and conditions as set forth above solely to cover over-allotments, if any, except that no financial advisor's fee will be charged on such additional shares. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $_______ , $_______ and $_______, respectively. See "Underwriting."


                       ----------------------------------

      The shares of Common Stock offered hereby are offered by the Underwriters subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is anticipated that delivery of the certificates for the shares of Common Stock offered hereby will be made against payment at the offices of Josephthal & Co. Inc., New York, New York, on or about _________, 1998.

                       ----------------------------------

                              JOSEPHTHAL & CO. INC.

                 The date of this Prospectus is __________, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  [Insert photographs of Optical Biopsy System]






      The following trademarks of the Company are used in this Prospectus:
SPECTRASCIENCE(R), Optical Biopsy(TM) System and Spectroscopic Guidewire(TM) System. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than the Company.


      CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

      IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, SHARE AND PER SHARE DATA ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR THE REPRESENTATIVE'S WARRANT. SEE "UNDERWRITING." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS--FORWARD LOOKING STATEMENTS."


                                   THE COMPANY

      SPECTRASCIENCE, Inc. (the "Company") develops and manufactures innovative, minimally-invasive "spectroscopic systems" to facilitate real-time differentiation and diagnosis of cancerous and diseased tissue. The Company's systems allow the physician performing an endoscopic procedure to determine immediately whether tissue is healthy or cancerous by directing light at the tissue through an optical fiber and obtaining an instant spectral analysis. Use of the Company's systems can significantly improve the endoscopist's diagnostic accuracy, thereby enabling him to determine the best course of treatment for the patient, reducing the need for additional procedures, minimizing the number of biopsies taken and permitting the physician to combine a diagnostic and therapeutic procedure in one visit. In addition, because the Company's systems are compatible with existing endoscopes and incorporate accessory instrument designs currently used by endoscopists, physicians can be easily trained to use these systems.


      The Company believes that its principal product, the Optical Biopsy System (the "OBS"), will enable the Company to be the first to market an optical biopsy system for the detection of colorectal cancer. The OBS is an endoscopic biopsy forceps system employing proprietary fluorescence spectroscopy technology used for the differentiation and diagnosis between healthy and cancerous tissues in the gastrointestinal tract. The Company believes that the OBS will facilitate earlier detection of cancer, which can lead to earlier, more effective treatment, improved patient quality of life and survival rates and reduced patient care costs. It is estimated that approximately 3.5 million gastrointestinal endoscopic procedures are currently performed in the United States each year, and the number of these procedures has been growing at a rate of approximately 5.5% per year.

      The Company is conducting multi-center clinical trials using the OBS for detection of colorectal cancer at the Mayo Clinic in Rochester, Minnesota, Massachusetts General Hospital in Boston, Massachusetts, Hennepin County Medical Center in Minneapolis, Minnesota and Minnesota Gastroenterology P.A. in Minneapolis, Minnesota. The Company is also conducting a multi-center clinical trial for the detection of esophageal cancer at the Mayo Clinic and the Hennepin County Medical Center. In September 1998, the Company received FDA approval to file a modular premarket application ("PMA") with the Food and Drug Administration (the "FDA") relating to the use of the OBS in the detection of colorectal cancer. The Company submitted its first module with the FDA in September 1998 and expects to file the remaining modules for its PMA application by the end of 1998. The Company has also developed the Spectroscopic Guidewire System, which uses similar technology for cardiovascular applications, including coronary artery disease and stroke.

      The Company's objective is to become a leader in the development and commercialization of advanced diagnostic products to differentiate in real time between healthy and cancerous tissues. The Company intends to achieve this objective using the following strategy: (i) commercializing the OBS to become the first to market an endoscopic optical biopsy system for colorectal applications, (ii) demonstrating to third party payors and managed care companies the clinical utility and efficacy of the OBS and resulting improved patient outcomes, (iii) demonstrating to physicians the ease of use of the OBS,
(iv) collaborating with strategic partners to market and distribute the OBS, and
(v) leveraging the Company's core technologies into other medical specialties, including the detection of cancer in the lungs, urinary tract, prostate, cervix and other minimally-invasive endoscopic and laparoscopic applications.

      The Company's net losses for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998 were approximately $1.5 million, $1.6 million and $1.3 million, respectively, and the Company's accumulated deficit was approximately $45.5 million as of June 30, 1998, of which approximately $10.8 million has been incurred by the Company since October 1992, when the Company began the development of its current products. The Company expects its operating losses to continue through at least the end of calendar year 2000 as it continues to expend substantial funds for clinical trials in support of regulatory approvals, expansion of research and development activities, establishment of commercial-scale manufacturing capabilities and expansion of sales and marketing activities.

      The Company was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, the Company discontinued its prior business and refocused its development efforts on diagnostic products utilizing spectroscopic techniques and changed its name to SPECTRASCIENCE, Inc.


      The Company's corporate offices are located at 3650 Annapolis Lane, Suite 101, Minneapolis, Minnesota 55447-5434. The Company's telephone number is (612) 509-9999, its fax number is (612) 509-9805, and its e-mail address is spsi@spectrascience.com. The Company also maintains a web-site at http://www.spectrascience.com. The information contained on the Company's web site shall not be deemed to be a part of this Prospectus.


                                  THE OFFERING

Common Stock offered by the Company......... 2,500,000 shares


Common Stock to be outstanding after
the Offering................................ 7,214,104 shares (1)


Use of proceeds ............................ Continued development and testing of the OBS; capital expenditures,
                                             including primarily the development
                                             of manufacturing and marketing
                                             activities relating thereto;
                                             research and development; and
                                             working capital and other general
                                             corporate purposes. See "Use of
                                             Proceeds."

Nasdaq SmallCap Market symbol............... SPSI

--------------

(1) Excludes, as of June 30, 1998, (i) 1,202,711 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.46 per share, (ii) 144,120 shares of Common Stock reserved for future issuance under the Company's 1991 Stock Option Plan and (iii) 554,841 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.69 per share. See "Management--Executive Compensation" and "Description of Securities."

                             SUMMARY FINANCIAL DATA


      The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data set forth for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the financial statements audited by Ernst & Young LLP included elsewhere in this Prospectus. The statement of operations data as of and for the six months ended June 30, 1997 and 1998 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair representation of such data. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations to be expected for the entire year ending December 31, 1998.



                                                                                    Six
                                                Year Ended                      Months Ended
                                               December 31,                      June 30,
                                     -----------------------------     -----------------------------
                                         1996              1997             1997            1998
                                     ------------     ------------     ------------     ------------
STATEMENT OF OPERATIONS DATA:
Revenues ..........................  $         --     $         --     $         --     $         --
Costs and expenses:
       Research and development ...       998,137        1,095,281          490,075          942,907
       General and administrative .       723,825          679,809          412,146          439,922
                                     ------------     ------------     ------------     ------------
Loss from operations ..............    (1,721,962)      (1,775,090)        (902,221)      (1,382,829)
Net interest income ...............       176,043          131,299           73,359           37,729
                                     ------------     ------------     ------------     ------------
Net loss ..........................    (1,545,919)      (1,643,791)        (828,862)      (1,345,100)
                                     ============     ============     ============     ============
Net loss per share (1) ............  $      (0.47)    $      (0.37)    $      (0.19)    $      (0.29)
                                     ============     ============     ============     ============
Shares used to compute net
       loss per share (1) .........     3,276,193        4,467,233        4,444,873        4,603,063

                                                                                June 30, 1998
                                                                       -------------------------------
                                                                           Actual       As Adjusted(2)
                                                                       ------------     --------------
BALANCE SHEET DATA:
Working capital .....................................................  $  1,150,717     $ 11,313,060
Total assets ........................................................     1,574,835       11,737,179
Total liabilities ...................................................       382,184          382,184
Deficit accumulated during the
       development stage (3) ........................................   (45,482,328)     (45,482,328)
Total shareholders' equity ..........................................     1,192,651       11,354,995


------------------------
(1) See Note 1 of Notes to the Financial Statements for an explanation of the method used to determine the number of shares to compute net loss per share.
(2) As adjusted to reflect the sale of 2,500,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, assuming a price of $4.625 per share after deducting the underwriting discount, the non-accountable expense allowance, the financial advisor's fee and other estimated offering expenses. See "Use of Proceeds" and "Capitalization."
(3) Includes an accumulated deficit of $34,638,007 incurred prior to October 1, 1992, which is the first day of the quarter in which the Company began development of its current products and changed its name to "SPECTRASCIENCE, Inc." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

                                  RISK FACTORS

      IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FORM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. SEE "--FORWARD-LOOKING STATEMENTS."

LIMITED OPERATING HISTORY; SIGNIFICANT AND CONTINUING LOSSES


      The Company has generated minimal revenues to date and no revenues on the OBS and has sustained significant operating losses each year since its inception. To date, the Company has engaged primarily in researching, developing, testing and obtaining regulatory clearances for its products. Net losses for the years ended December 31, 1996 and 1997 and in the six months ended June 30, 1998 were approximately $1.55 million, $1.64 million and $1.35 million, respectively. As of June 30, 1998, the Company had an accumulated deficit of approximately $45.5 million. Of this amount, approximately $10.0 million has been incurred by the Company since October 1992 when the Company began the development of its current products and changed its name. The Company expects its operating losses to continue through at least the end of calendar year 2000 as it continues to expend substantial funds for clinical trials in support of regulatory approvals, expansion of research and development activities, establishment of commercial-scale manufacturing capabilities and expansion of sales and marketing activities. The Company's ability to achieve profitable operations will be dependent in large part on regulatory approval of the OBS and the Company's ability to successfully commercialize the OBS. Any commercialization of the Company's products will require substantial development, clinical, regulatory, manufacturing, sales and marketing and other expenditures. There can be no assurance that any of the Company's potential products will be successfully commercialized, that the Company will achieve significant revenues or that the Company will achieve or sustain profitability.


UNCERTAINTY OF HEALTH CARE REIMBURSEMENT

      The Company plans to market and sell its OBS and other products primarily through hospitals and clinics. In the United States, the purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of third party reimbursement for health care costs to reimburse all or part of the cost of the procedure in which the medical device is used. Sales of the OBS and other proposed products will be substantially dependent on the availability of adequate reimbursement from third-party payors of procedures carried out through use of the Company's products.

      The OBS is not currently approved for reimbursement by third party payors, and there can be no assurance that the OBS will be approved for any third party reimbursement, even if it proves to play a significant role in the early detection and subsequent treatment of colorectal cancer. Third-party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Any failure to obtain third-party reimbursement for diagnostic procedures using the Company's products or treatment procedures that rely on the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement."

      The Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment mechanisms. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when such proposals may be adopted or what impact they may have on the Company. See "Business--Government Regulation" and "--Third-Party Reimbursement."

NO ASSURANCE OF TIMELY REGULATORY APPROVAL; GOVERNMENT REGULATION

      The design, manufacture, labeling, distribution and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States and internationally, and the process of obtaining required regulatory approvals is lengthy, expensive and uncertain. The FDA classifies medical devices into one of three classes, Class I, Class II or Class III. This classification is based on the controls deemed necessary by the FDA to ensure the safety and efficacy of the device. Class I devices are those whose safety and efficacy can reasonably be ensured through the use of general controls, such as labeling, adherence to the FDA's Quality System Regulations ("QSR") requirements and the 510(k) process of marketing pre-notification. Class II devices are those whose safety and efficacy can reasonably be ensured through implementation of general and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are those devices that must receive PMA approval to ensure their safety and efficacy. They are generally life-sustaining, life-supporting or implantable devices, and also include devices that are not substantially equivalent to a legally marketed Class I or Class II device or to a Class III device first marketed prior to May 28, 1976 for which a PMA has not yet been requested by the FDA. The OBS is a Class III device that requires PMA approval prior to commercialization.


      Securing FDA approval requires the submission to the FDA of extensive clinical data and supporting information. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and typically requires from 180 days to several years from the date of FDA filing, if premarket approval is obtained at all. The OBS has been the subject of ongoing clinical studies at the Mayo Clinic, Massachusetts General Hospital, Hennepin County Medical Center and Minnesota Gastroenterology P.A. Although prospective clinical testing has indicated that the OBS is safe and effective, the FDA, in a pre-submission meeting with the Company in April 1998, requested clinical data on additional patients in order to demonstrate the reproducibility of its clinical results prior to submitting a PMA application. The Company completed the additional clinical data in August 1998 and was granted approval by the FDA to file a modular PMA submission in September 1998. The Company filed its first module with the FDA in September 1998 and plans to submit the remaining modules to the FDA by the end of calendar year 1998. See "Business--Government Regulation." The Company expects to receive PMA approval by the FDA to market the OBS by the end of the first quarter of 1999. There can be no assurance, however, that the PMA application will be approved by the FDA or that the FDA will not request additional data or otherwise require that the Company conduct further clinical trials, thereby causing the Company additional delay and expense. In addition, further clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory approvals. Other risks attendant to the clinical trials include the unpredictability of the time frame for completion due to possible patient unavailability, potential changes in hospital procedures and policies, and potential changes in the principal investigators leading such clinical trials. Even if such obstacles are identified and overcome, regulatory approval for, and resulting commercialization of, the OBS may be delayed. If the OBS does not prove to be safe and effective in clinical trials, or if the Company is otherwise unable to obtain regulatory approval or commercialize the OBS successfully, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business--Clinical Trials" and "--Government Regulation."

      In order to obtain regulatory approval, the Company will be required to adhere to the FDA's QSR requirements, the successor to the current Good Manufacturing Practices formerly required by the FDA, and similar regulations in other countries, including ISO 9001 standards in the European Union, which include testing, control, and documentation requirements. Ongoing compliance with QSR, ISO 9001 and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies in the United States and by comparable agencies in other countries. Any failure of the Company to comply with QSR or ISO 9001 standards may result in the Company being required to take corrective actions, such as modification of its manufacturing policies and procedures. In addition, the Company may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with QSR or ISO 9001 regulations. The Company intends to seek ISO 9001 certification, which is necessary for obtaining CE mark registration, and has registered with a notified body to begin the ISO 9001 certification process. There can be no assurance that the Company will be found in compliance with QSR or ISO 9001 standards in future audits by regulatory authorities or that the Company will not experience difficulties in the course of developing its manufacturing capability. A failure to comply with QSR or ISO 9001, or to develop its manufacturing capability in compliance with such standards, would prohibit the Company from manufacturing and distributing its products and therefore could have a material adverse effect on the Company's business, financial condition and results of operations.

      Sales of medical devices outside the United States are subject to regulatory requirements that vary from country to country with respect to the time typically required for approval and the degree of investigation. The European Union has adopted a new Medical Device Directive, which was implemented in all countries of the European Union in July 1998. The Company is required to obtain ISO 9001 certifications necessary to enable the Company to affix the required CE mark to its products. The CE mark is an international symbol of adherence to certain quality assurance standards and compliance with applicable European medical device directives which, once affixed, enables a product to be sold in member countries of the European Union. The Company has not obtained such certifications and there can be no assurance it will be able to do so in a timely manner. There can be no assurance that the Company will obtain regulatory approvals in such countries on a timely basis or at all or that it will not be required to incur significant costs in obtaining or maintaining its non-U.S. regulatory approvals. Delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operation. See "Business--Government Regulation."

      Regulatory approvals, even if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. Failure to comply with applicable regulatory requirements, including the marketing of products for unapproved uses, could result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal by a government to grant premarket approval for devices, withdrawal of approvals and criminal prosecution. Any such failure to receive regulatory approval for the OBS or the Company's other products would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PRINCIPAL PRODUCT


      The Company, which has not yet commercialized any of its products, anticipates that for the foreseeable future it will be solely dependent on the successful development and commercialization of the OBS. The OBS will require further clinical testing as well as regulatory approval before it can be marketed in the United States or internationally. Although the Company currently expects to receive PMA approval from the FDA in the first quarter of 1999 and expects to begin commercialization of the OBS in the second or third quarter of 1999, there can be no assurance that the Company's development efforts will be successful or that the OBS will be shown to be safe or effective, approved by regulatory authorities, be capable of being manufactured in commercial quantities at acceptable costs or be successfully marketed. In addition, there can be no assurance that demand for the OBS will be sufficient to allow profitable operations. Even though the Company is in the process of developing new products in addition to the OBS, there can be no assurance that such development efforts will be successful or that any resulting products will achieve market commercialization. Failure of the OBS to be successfully commercialized would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--The SPECTRASCIENCE Solution," "--Sales and Marketing," "--Manufacturing" and "--Clinical Trials."


UNCERTAINTY OF MARKET ACCEPTANCE

      There can be no assurance that the OBS or other products will gain any significant degree of market acceptance among physicians, patients and health care payors, even if clinical trials demonstrate safety and efficacy and necessary regulatory and reimbursement approvals are obtained. The Company believes that physicians' acceptance of procedures performed using the Company's products will be essential for market acceptance of the OBS. The Company believes that physicians will not recommend that procedures be performed using the OBS until such time, if at all, as clinical data or other factors demonstrate the efficacy of such systems as compared to traditional diagnostic and treatment methodologies. Even if the clinical efficacy and safety of the OBS is established, endoscopists and other physicians may elect not to recommend the procedures. Although the OBS is designed to be similar to the biopsy forceps currently used by endoscopists, broad use of the OBS may require some additional training of physicians, and the time required to provide such widespread training could adversely affect market acceptance. Failure of any of the Company's products to achieve market acceptance could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--The SPECTRASCIENCE Solution," "--Sales and Marketing" and "--Clinical Trials."

UNCERTAIN ABILITY TO MANAGE GROWTH


      In order to complete clinical trials in progress, prepare additional products for clinical trials, and develop future products, the Company believes that it will be required to expand its operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. The Company expects to finance its expansion of operations and any necessary improvements of its information systems through a combination of sales of the OBS and equity contributions by potential distributors and corporate partners. Whether the Company can successfully manage the transition to a larger-scale commercial enterprise will depend upon a number of factors, including obtaining additional regulatory approvals and increasing its commercial manufacturing, sales and marketing capabilities, as well as establishing relationships with distributors in the United States and internationally. The Company's inability to establish such capabilities and relationships would have a material adverse effect on its business, financial condition and results of operations. See "--Lack of Sales and Marketing Experience; Reliance on Distributors and Corporate Partners," "--Limited Manufacturing Experience; Scale-Up Risk," "Business--Sales and Marketing" and "Business--Manufacturing."


      As the Company expands its operations, such expansion will likely result in new and increased responsibilities for management personnel. To accommodate any such growth and compete effectively, the Company will be required to implement and improve information systems, procedures and controls, and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations or that its capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Key Personnel" and "Business--Employees" and "Management."

LACK OF SALES AND MARKETING EXPERIENCE; RELIANCE ON DISTRIBUTORS AND CORPORATE PARTNERS


      At present, the Company has limited marketing and sales capability. Although the Company intends to establish a small in-house marketing and business development group to assist in the commercialization of the Company's products worldwide and to provide clinical education to physicians, nurses and laboratory technicians, the Company's future success will depend, in part, on its ability to enter into and successfully develop strategic partnerships and relationships with distributors to market and distribute its products. The Company intends to sell its products in the United States and outside the United States through strategic partners and international distributors, and the Company is currently seeking to enter into relationships with such strategic partners and international distributors. Although the Company has participated in preliminary discussions with certain potential strategic partners and international distributors, the Company has not yet entered into any definitive agreements with such potential strategic partners and distributors. The prospects for relationships with strategic partners and distributors will depend on the other parties' interests in the specific products involved and their willingness and ability to perform the role contemplated by the Company. The Company may have limited or no control over the resources that any particular strategic partner or distributor devotes to its relationship with the Company. Moreover, there can be no assurance that the Company will be successful in locating qualified parties with which to enter into additional strategic partner or distributor relationships or that any such relationships can be maintained or will ultimately prove beneficial to the Company. In the event the Company is not successful in developing such additional relationships, or if such relationships do not prove successful, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Sales and Marketing."


DEPENDENCE ON SOLE OR LIMITED SOURCES OF SUPPLY

      The Company purchases raw materials and certain key components of its products, including the Optical Biopsy Forceps (the "Forceps") and certain components of the Optical Biopsy System Console (the "Console"), from sole, single or limited sources of supply. For certain of these components, there are relatively few alternative sources of supply. The Company currently has an agreement with a leading manufacturer of medical forceps in the United States. Under this agreement, the contract manufacturer has agreed to supply the Company with such quantity of

Forceps as the Company requires. This agreement expires in June 2000 but may be renewed by the contract manufacturer for an additional two years upon six months' notice. However, there can be no assurance that such agreement will be renewed, and establishing additional or replacement suppliers for the Forceps or for the laser light source and spectrophotometer used in the Console may not be accomplished quickly and could involve significant additional costs. The inability of any of the Company's suppliers to provide an adequate supply of components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for materials and components at reasonable expense, could adversely affect the Company's business, financial condition and results of operations. Any delays or shortages, particularly as the Company scales up its manufacturing activities in support of sales, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK

      To date, the Company has no experience in manufacturing its products in commercial quantities. For the Company to be financially successful, it must manufacture its products in accordance with regulatory requirements, in commercial quantities, at appropriate quality levels and at acceptable costs. The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If the Company receives FDA or foreign approval for its products, it will need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control, component supply shortages, lack of qualified personnel, compliance with applicable regulations, and the need for further regulatory approval of new manufacturing processes. The Company believes that its current facility will be adequate to support its commercial assembly and manufacturing activities in the near term but that additional space may be required within the next two years in order to commercialize the OBS. Any inability of the Company to establish and maintain large-scale manufacturing capabilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

HIGHLY COMPETITIVE INDUSTRY

      The medical device industry is highly competitive. Although the Company is not aware of any direct competitors using an endoscopic optical biopsy system to detect and differentiate between healthy and cancerous tissues in the gastrointestinal tract, there can be no assurance that the Company will be the first to market such a system or to market such a system effectively. The Company's principal competitor in applying spectroscopy to the detection of cancer is Xillix Technologies Corp. ("Xillix"), a company which has obtained FDA approval for its LIFE-Lung fluorescence system that utilizes light-based spectroscopy for the detection and localization of lung cancer. Xillix is beginning development of a system for the detection of gastrointestinal cancers of the esophagus, stomach, intestines and colon. Other competitors in the field of spectroscopy include Mediscience Technology Corp., LifeSpex, Inc., Medispectra Inc., Fonet Medical Technologies, Inc. and SpectRx, Inc. The Company believes that these other competitors are primarily development stage companies that are in the process of developing spectroscopic technology for early cancer detection. Many of the Company's competitors and potential competitors have substantially greater capital resources than does the Company and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, there can be no assurance that the Company will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales. See "Business--Competition."

NEED FOR CONTINUOUS PRODUCT DEVELOPMENT; RISK OF RAPID TECHNOLOGICAL CHANGE

      The medical device industry is characterized by rapid innovation and technological change. Any product developed by the Company that gains regulatory clearance or approval will have to compete for market acceptance and market share. Since the medical device industry is subject to rapid technological innovation, the life cycle of any particular product is short and, as a result, an important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. There can be no assurance that alternative diagnostic systems or other discoveries and developments with respect to diagnostic and treatment of cancer and other human diseases will not render the Company's products obsolete. See "Business--Competition."

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

      The Company relies on a combination of patent, copyright, trade secret and contractual provisions to protect its proprietary rights. The Company currently has a number of allowed and pending patents covering different aspects of the OBS. For the OBS, the Company currently owns exclusive rights to a total of five issued, allowed and pending U.S. patents and applications, and two pending international patent applications. One issued U.S. patent, three pending U.S. patent applications and one pending international patent application are owned by the Company. The Company is the exclusive licensee of one allowed U.S. application and the other international patent application. For the Company's Spectroscopic Guidewire System (the "SGS"), the Company currently has three issued U.S. patents and ten issued foreign patents. See "Business--Patents and Proprietary Rights."

      The Company's success depends and will continue to depend in part on its ability to maintain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing upon the proprietary rights of third parties. The patent and trade secret positions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The protection sought in a patent application can be denied or significantly reduced before or after the patent is issued. Further, even if granted, there can be no assurance that these patents will provide the Company with any protection from competitors or that, if they do provide a meaningful level of protection, that the Company will have the financial resources necessary to enforce its patent rights. Consequently, there can be no assurance that any patents will issue from any pending application or from any future patent application, that the scope of the patent protection will exclude competitors or provide competitive advantages to the Company, that competitors will not be able to design around any issued patents, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Further, the Company would be responsible for defending against charges of infringement of third party patents and other intellectual property rights by the Company's products and activities. There can be no assurance that third parties will not assert intellectual property infringement claims against the Company in the future with respect to current or future products or activities, or that any such assertion may not require the Company to refrain from the sale of products, to modify its products, enter into royalty agreements or undertake costly litigation.

      Since United States patent applications are secret until patents are issued, or corresponding foreign applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to file patent applications for or the first to invent such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources, will not seek or have not sought to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Furthermore, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

      The Company also relies upon unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. The Company's policy is to require each of its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information or that, if they do provide a meaningful level of protection, that the Company will have the financial resources necessary to enforce its proprietary rights. See "Business--Patents and Proprietary Rights."

RISK OF INTELLECTUAL PROPERTY LITIGATION


      The medical device industry in general has been characterized by substantial litigation. The Company could incur substantial expense in defending itself in suits brought against it with respect to patent or other intellectual property rights owned by third parties or in suits in which the Company's patents or other intellectual property rights may be asserted by it against another party. Litigation, which could also result in substantial diversion of effort by the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses from others would be available to the Company on satisfactory terms, if at all. An adverse determination in any intellectual property litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will have the financial resources to protect and defend its intellectual property.


DEPENDENCE ON LICENSE AGREEMENTS


      The Company has acquired certain proprietary rights under license agreements. The Company currently has an exclusive licensing agreement with the Massachusetts Institute of Technology ("MIT") for seventeen issued and pending U.S. patents and applications and a number of corresponding foreign patents and applications relating to vascular and cardiovascular applications of diagnostic laser catheters. This licensing agreement is exclusive through at least April 2000 plus the period of time a licensed product is pending FDA approval; after the expiration of such period, the license is nonexclusive for the life of the patents. The license with MIT is subject to termination for failure to pay fees or other material breach. The Company also has a licensing arrangement with The Massachusetts General Hospital which gives the Company an exclusive license to certain cancer detection patents and an exclusive license to an allowed patent application to the OBS. This license is exclusive through the life of the licensed patents, subject to customary diligence requirements for commercially reasonable best efforts to introduce products in the United States, Europe and Japan within three years, or such revised period as may reasonably be needed due to technical difficulties or delays in clinical studies or regulatory processes. The license is subject to termination after the patents expire, a year after the Company discontinues selling licensed products in a country, or for failure to pay fees or other material breach.


      There can be no assurance that these license agreements will continue or will provide the proprietary rights that the Company requires in order to develop and commercialize its products. In order to manufacture and market certain products, the Company may be required to obtain additional licenses to patents or other proprietary rights of third parties. There can be no assurance that the Company will be able to license such technology under terms acceptable to the Company, if at all. If the Company does not obtain such licenses, or if a default under or termination of existing license agreements were to occur, the Company could encounter delays in introducing products while it attempts to design around such patents or license agreements. There can be no assurance that the Company would be able to design around such patents or license agreements or, even if successful, the Company could find that the development, manufacture or sale of such products could be adversely affected. See "Business--Patents and Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

      The Company's success is highly dependent on the retention of principal members of its management and scientific staff and the recruitment of additional qualified personnel. Key employees of the Company include Brian T. McMahon, its Chairman and Chief Executive Officer and Chester E. Sievert, Jr., its President and Chief Operating Officer. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel with skills required by the Company. There can be no assurance that the Company will be successful in hiring or retaining such qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently maintain any key man life insurance.

NEED FOR CHIEF FINANCIAL OFFICER

      The Company's Chief Financial Officer announced his resignation in July 1998. Although the Company is actively searching for a new Chief Financial Officer, the competition for qualified candidates is intense. There can be no assurance that the Company will be successful in retaining a qualified individual before the closing of this Offering. See "--Dependence on Key Personnel."

NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FINANCING

      The development of the Company's products will require the commitment of substantial funds to conduct clinical studies, conduct research and development, to establish commercial scale manufacturing capabilities, and to market its products. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development, the scope and results of clinical trials, the extent to which the OBS and other products gain market acceptance, actions relating to regulatory and reimbursement matters, the effect of competitive products, the cost and effect of future marketing programs, the resources the Company devotes to manufacturing and developing its products, general economic conditions and various other factors. The timing and amount of such capital requirements cannot adequately be predicted. Consequently, although the Company believes that it has adequate resources to fund its operations through the end of 1998 and that the net proceeds from the Offering will provide adequate funding for its capital requirements for at least 12 months after the Offering, there can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms satisfactory to the Company, if at all. The Company may be required to seek additional funds through debt or equity financing, arrangements with corporate partners or from other sources. Issuances of additional equity securities could result in substantial dilution in ownership and control to the then-existing shareholders. If the Company is unable to obtain additional financing when needed, the Company may be required to curtail its operations significantly or to obtain funds through strategic partners that may require the Company to relinquish significant rights to its technology or potential markets.

POTENTIAL VOLATILITY OF STOCK PRICE

      The market price of securities of high technology medical device companies has historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new diagnostic or therapeutic products by the Company or its competitors, government regulations, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant adverse effect on the market price of the Common Stock. In addition, the Company's Common Stock is currently thinly-traded and, as a result, trades in a small number of shares of the Company's Common Stock, whether on the buying side or the selling side, may result in significant price movements.


MAINTENANCE CRITERIA FOR NASDAQ SECURITIES; PENNY STOCK RISKS

      The National Association of Securities Dealers, Inc. (the "NASD"), which administers Nasdaq, has adopted certain criteria for continued eligibility on Nasdaq. In order to continue to be included on Nasdaq, the Company must maintain $4 million in total assets, a public float of 750,000 shares and a $200,000 market value of its public float. In addition, continued inclusion requires two market-makers, at least 400 holders of the Common Stock and a minimum bid price of the Common Stock of $1 per share. There can be no assurance as to whether these or other maintenance standards will be enacted. The Company's failure in the future to meet these maintenance criteria, as now in effect or as may be hereafter amended, may result in the discontinuance of the inclusion of its securities on Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in less orderly markets commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to a rule promulgated by the Securities and Exchange Commission that, if the Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities, which may affect the ability of purchasers in this Offering to sell the Company's Common Stock in the secondary market.

      If the Company fails to maintain its qualification for Common Stock to trade on Nasdaq and is trading below $5.00 per share, the Common Stock will be subject to the rules of the Securities Exchange Act of 1934, as amended, relating to penny stock. In that event, the Company's securities will be subject to the disclosure rules for transactions involving penny stocks which require broker dealers, among other things, to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities, and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealers last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stock, which could reduce the liquidity of the Common Stock.


PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

      The Company faces an inherent business risk of exposure to product liability claims in the event a patient is adversely affected by any of its products. Clinical trials or marketing of any of the Company's products may expose the Company to liability claims resulting from the use of such products. These claims might be made directly by consumers, health care providers or by others selling the products. The Company currently maintains a product liability insurance policy with an aggregate and per occurrence limit of $2,000,000. There can be no assurance that such limits would be sufficient to protect the Company in the event of litigation. Moreover, there can be no assurance that the Company will be able to maintain such insurance. An inability to maintain insurance under terms acceptable to the Company could prevent or inhibit the clinical testing or commercialization of products developed by the Company. In addition, there can be no assurance, regardless of the availability of product liability insurance, that the Company will be adequately protected from claims that might be brought against it. A product liability claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect the Company's business, financial condition and results of operations.

EFFECT OF ANTI-TAKEOVER PROVISIONS

      Certain provisions of Minnesota law could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Securities--Minnesota Business Corporation Act."

      The Company's Board of Directors has the authority to issue up to 20,000,000 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. There are presently no shares of preferred stock outstanding. Although the Company has no present intention to issue shares of preferred stock after consummation of the Offering, any issuance of undesignated preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

BROAD DISCRETION AS TO USE OF PROCEEDS

      Assuming an offering price of $4.625 per share, of the approximately $10.1 million of net proceeds from the Offering ($11.7 million if the Underwriters' over-allotment option is exercised in full), approximately $3.5 million, or 35% ($5.1 million, or 43%, if the Underwriters' over-allotment option is exercised in full), has not currently been allocated for specific uses by the Company. Further, the Company's estimate of the use of the proceeds from the Offering is based upon its current business plans and projections in light of anticipated costs and expenditures and demand for the Company's products. The amounts and timing of the Company's actual expenditures for the purposes described above will depend upon a number of factors, including the progress of the Company's clinical trials, actions relating to regulatory and reimbursement matters, the rate of market acceptance of the Company's products, the level of resources devoted to expanding the Company's marketing activities and manufacturing capabilities, and the Company's research and development activities. The proceeds from the Offering, together with currently available funds, are expected to enable the Company to maintain its current and planned operations for at least 12 months. As a result, the Company's management will retain broad discretion in the allocation of the net proceeds. See "Use of Proceeds."


NO DIVIDENDS

      The Company has never paid or declared a dividend on its capital stock. The Company intends to retain any earnings to fund development of its business and does not intend to pay any cash dividends in the foreseeable future. See "Dividend Policy."


YEAR 2000 RISK FACTOR

      Although the Company believes that its computer and software products are fully Year 2000 compatible, it is possible that certain computer systems or software products of the Company's suppliers and contractors may not accept input of, store, manipulate and output dates prior to the Year 2000 or thereafter without error of interruption. The Company is requesting assurances from all vendors from which it has purchased or from which it may purchase software that such software will correctly process all date information at all times. Furthermore, the Company is querying its suppliers and contractors as to their progress in identifying and addressing problems that their computer systems will face in correctly processing date information as the Year 2000 approaches. However, there can be no assurance that the Company will identify all date-handling problems of its suppliers and contractors in advance of their occurrence, or that the Company will be able to successfully remedy problems that are discovered. The expense of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company.


FORWARD LOOKING STATEMENTS

      The statements contained in this Prospectus, including, but not limited to, those relating to development and commercialization of the Company's products; the future development of sales and marketing capabilities; the uncertainty of health care reimbursement; the need for regulatory approval; the development of relationships with distributors and strategic partners; the ability to produce its products in commercial quantities; the development of additional patents and proprietary rights; future marketing results; the effect of litigation; future operating expenses; future margins; future stock issuances; future dividend plans; retention of employees or management; availability of facilities; use of offering proceeds; ability to continue growth and implement growth and business strategy; the ability of expected sources of liquidity to support working capital and capital expenditure requirements; and any other statements regarding future growth, future cash needs, future operations, business plans and future financial results; and any other statements which are not historical facts are forward-looking statements. When used in this document, the words "anticipate," "estimate," "expect," "may," "plans," "project," "potential," and similar expressions are intended to be among the statements that identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the Company's dependence on its ability to attract and retain skilled employees and other personnel; the intense competition within the medical device industry; the development of demand for the OBS and the Company's other products; the uncertainty of the Company's ability to manage and continue its growth and implement its business strategy; the Company's dependence on the availability of certain manufacturers and suppliers; the effects of government regulation and regulatory compliance; the results of litigation; general economic conditions; the Company's potential exposure to product liability claims; the Company's future financial and operating results, cash needs and demand for its services; failure of information systems, including as a result of Year 2000 problems; and the Company's ability to maintain and comply with customs regulations and other government regulations, permits and licenses; as well as other factors detailed in "Risk Factors" and elsewhere in this Prospectus and in the Company's others filings with the Securities and Exchange Commission. Should one more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                 USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $10,075,000 ($11,650,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $4.625 per share and after deducting the underwriting discount, the non-accountable expense allowance, the financial advisor's fee and other estimated offering expenses payable by the Company.


      The Company anticipates that it will use the net proceeds of the Offering for the following purposes:

                                                         Amount of   Percentage
                                                           Net         of Net
      Application                                        Proceeds     Proceeds
      -----------                                        --------     --------

      Research and development                          $4,000,000       40%
      Sales and marketing                               $1,500,000       15%
      Capital expenditures                              $1,100,000       11%
      Working capital and general corporate purposes:   $3,500,000       34%
                                                       -----------      ---
      Total                                            $10,100,000      100%
                                                       ===========      ====

Pending the uses outlined above, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing investment-grade securities.


      The Company's estimate of the use of the proceeds from the Offering is based upon its current business plans and projections in light of anticipated costs and expenditures and demand for the Company's products. The amounts and timing of the Company's actual expenditures for the purposes described above will depend upon a number of factors, including the progress of the Company's clinical trials, actions relating to regulatory and reimbursement matters, the rate of market acceptance of the Company's products, the level of resources devoted to expanding the Company's marketing activities and manufacturing capabilities and the Company's research and development activities. The proceeds from the Offering, together with currently available funds, are expected to enable the Company to maintain its current and planned operations for at least 12 months. See "Risk Factors--Need for Additional Capital; Uncertainty of Additional Financing," "--Broad Discretion as to Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


      The following table sets forth at June 30, 1998 the (i) actual capitalization of the Company and (ii) pro forma capitalization of the Company as adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock in the Offering (assuming a public offering price of $4.625 per share, after deducting the underwriting discount, the non-accountable expense allowance, the financial advisor's fee and other estimated expenses payable by the Company) as if such transaction had occurred as of June 30, 1998. The information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                     June 30, 1998
                                                            ------------------------------
                                                                                   As
                                                                Actual          Adjusted
                                                            --------------   -------------
Long-term liabilities ....................................  $          --    $          --

Shareholders' equity:
   Undesignated preferred stock, $1.00 par value:
      20,000,000 shares authorized, no shares
      issued and outstanding
   Common stock, $.25 par value: 10,000,000 shares
      authorized, 4,714,104 shares issued and outstanding
      and 7,214,104 shares issued and outstanding as
      adjusted(1) ........................................      1,178,526        1,803,526
   Additional paid-in capital ............................     45,496,453       55,033,796
   Accumulated deficit(2) ................................    (45,482,328)     (45,482,328)
                                                            -------------    -------------

   Total shareholders' equity ............................      1,192,651       11,354,994
                                                            -------------    -------------

   Total capitalization ..................................  $   1,192,651    $  11,354,994
                                                            =============    =============

------------------
(1) Based on the number of shares of Common Stock outstanding on June 30, 1998. Excludes (i) 1,202,711 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.46 per share, (ii) 144,120 shares of Common Stock reserved for future issuance under the Company's 1991 Stock Option Plan and (iii) 554,841 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.69 per share. See "Management--Executive Compensation" and "Description of Securities."


(2) Includes an accumulated deficit of $34,638,007 incurred prior to October 1, 1992, which is the first day of the quarter in which the Company began development of its current products and changed its name to "SPECTRASCIENCE, Inc." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."


                                 DIVIDEND POLICY

      To date, the Company has not declared or paid cash dividends on the Common Stock. The current policy of the Board of Directors is to retain any earnings to fund development of its business. Consequently, no cash dividends are expected to be paid on the Common Stock in the foreseeable future.

                           PRICE RANGE OF COMMON STOCK


      The Common Stock commenced trading on Nasdaq under the symbol "SPSI" on May 15, 1996. The Common Stock traded on the National Association of Securities Dealers Automated Quotation System from November 13, 1984 under the symbol "GVMI." In September 1992, the stock symbol was changed from "GVMI" to "SPSC." The stock symbol was subsequently changed to "SPSI" in June 1994. On October 2, 1998, the last reported bid price of the Common Stock was $4.75. As of September 30, 1998, there were approximately 1,000 holders of record of the Common Stock. The following table sets forth the high and low bid prices for the Common Stock as reported by Nasdaq during the periods indicated:


                                         High            Low
                                      ---------       ---------
1996
----
First Quarter ....................    $   9.125       $   6.750
Second Quarter ...................       10.625           6.375
Third Quarter ....................        7.750           4.250
Fourth Quarter ...................        6.000           4.375

1997
----
First Quarter ....................    $    5.125      $   3.625
Second Quarter ...................         4.500          2.4375
Third Quarter ....................         4.750          3.625
Fourth Quarter ...................         9.125          4.5625


1998
----
First Quarter ....................    $    8.000      $   3.6875
Second Quarter ...................         7.625          4.000
Third Quarter ....................         5.500          2.875

                             SELECTED FINANCIAL DATA


      The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data set forth for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the financial statements audited by Ernst & Young LLP included elsewhere in this Prospectus. The selected financial data as of and for the six months ended June 30, 1997 and 1998 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair representation of such data. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations to be expected for the entire year ending December 31, 1998.



                                                                                        Six
                                                    Year Ended                      Months Ended
                                                   December 31,                       June 30,
                                          -----------------------------     -----------------------------
                                              1996             1997             1997              1998
                                          ------------     ------------     ------------     ------------
STATEMENT OF OPERATIONS DATA:
Revenues ...............................  $         --     $         --     $         --     $         --
Costs and expenses:
            Research and development ...       998,137        1,095,281          490,075          942,907

            General and administrative .       723,825          679,809          412,146          439,922

                                          ------------     ------------     ------------     ------------
Loss from operations ...................    (1,721,962)      (1,775,090)        (902,221)      (1,382,829)
Net interest income ....................       176,043          131,299           73,359           37,729
                                          ------------     ------------     ------------     ------------
Net loss ...............................    (1,545,919)      (1,643,791)        (828,862)      (1,345,100)
                                          ============     ============     ============     ============
Net loss per share (1) .................  $      (0.47)    $      (0.37)    $      (0.19)    $      (0.29)
                                          ============     ============     ============     ============
Shares used to compute net
            loss per share (1) .........     3,276,193        4,467,233        4,444,873        4,603,063


                                                 At December 31,                      At June 30,
                                          -----------------------------     -----------------------------
                                              1996             1997             1997              1998
                                          ------------     ------------     ------------     ------------

BALANCE SHEET DATA:
Working capital ........................  $  2,950,452     $  1,454,649     $  2,327,247     $  1,550,717
Total assets ...........................     3,550,589        2,072,112        2,761,111        1,574,835
Total liabilities ......................       392,617          462,417          432,001          382,184
Deficit accumulated during the
    development stage (2) ..............   (42,493,437)     (44,137,228)     (43,322,299)     (45,482,328)
Total shareholder equity ...............     3,157,972        1,609,695        2,329,110        1,192,651


------------------------
(1) See Note 1 of Notes to the Financial Statements for an explanation of the method used to determine the number of shares to compute net loss per share.

(2) Includes an accumulated deficit of $34,638,007 incurred prior to October 1, 1992, which is the first day of the quarter in which the Company began development of its current products and changed its name to "SPECTRASCIENCE, Inc." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. See "Risk Factors--Forward Looking Statements."

GENERAL

      The Company develops and manufactures innovative, minimally-invasive "spectroscopic systems" to facilitate real-time differentiation and diagnosis of cancerous and diseased tissue. The Company's systems allow the physician performing an endoscopic procedure to determine immediately whether tissue is healthy or cancerous by directing light at the tissue through an optical fiber and obtaining an instant spectral analysis. Use of the Company's systems can significantly improve the endoscopist's diagnostic accuracy, thereby enabling him to determine the best course of treatment for the patient, reducing the need for additional procedures, minimizing the number of biopsies taken and permitting the physician to combine a diagnostic and therapeutic procedure in one visit. In addition, because the Company's systems are compatible with existing endoscopes and incorporate accessory instrument designs currently used by endoscopists, physicians can be easily trained to use these systems.


      The Company believes that its principal product, the OBS, will enable the Company to be the first to market an optical biopsy system for the detection of colorectal cancer. The OBS is an endoscopic biopsy forceps system employing proprietary fluorescence spectroscopy technology used for the differentiation and diagnosis between healthy and cancerous tissues in the gastrointestinal tract. The Company believes that the OBS will facilitate earlier detection of cancer, which can lead to earlier, more effective treatment, improved patient quality of life and survival rates and reduced patient care costs. It is estimated that approximately 3.5 million gastrointestinal endoscopic procedures are currently performed in the United States each year, and the number of these procedures has been growing at a rate of approximately 5.5% per year.


      The Company was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, the Company discontinued its prior business and refocused its development efforts on diagnostic products utilizing spectroscopic techniques and changed its name to SPECTRASCIENCE, Inc.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

      NET REVENUES. The Company recorded no revenue for the six months ended June 30, 1998 and June 30, 1997. Although the Company has received 510(k) clearance from the FDA for the disposable Optical Biopsy Forceps and the reusable Optical Biopsy Forceps (collectively, the "Forceps"), the Company has decided to commercialize the Forceps only as part of the OBS. Consequently, the Company does not expect to generate any significant revenue unless and until FDA clearance has been obtained for the OBS.

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the six months ended June 30, 1998 were $942,907 compared to $490,075 for the same period in 1997. The increase of 92.4% for the six months ended June 30, 1998 was primarily due to an increase in salary expense related to engineering documentation personnel not with the Company during the same period in 1997, increased consulting and travel expense related in part due to the PMA pre-submission meeting with the FDA, and an inventory revaluation due to the replacement of the SGS Console with second generation technology currently utilized in the OBS. The Company anticipates that research and development expenses will increase through fiscal year 1999 due to further patient testing of the safety and efficacy of the OBS, the preparation and filing of a PMA application for its OBS, the subsequent development of modifications to the OBS for other medical specialties and the potential development of other products and technologies.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the six months ended June 30, 1998 were $439,922 compared to $412,146 for the same period in 1997. The increase of 6.7% for the six months ended June 30, 1998 was primarily due to an increase in investor relations expenses and related expenses as a result of the hiring of an investor relations consultant in the third quarter of 1997 and, to a lesser extent, increased legal expenses. The increase was partially offset by decreased expenses for the annual shareholders' meeting and wages. The Company anticipates that selling, general and administrative expenses will increase through fiscal year 1999 as the Company develops a sales and marketing group and hires additional personnel to support the commercialization of the OBS.

      NET INTEREST INCOME. Net interest income for the six months ended June 30, 1998 was $37,729 compared to $73,359 for the same period in 1997. The decrease of 51.4% was primarily due to lower balances in cash and cash equivalents.

      NET LOSS. As a result of the above factors, the net loss for the six months ended June 30, 1998 was $1,345,100 compared to a net loss of $828,862 for the same period in 1997, representing an increase of 61.6% in net loss compared to the same period in 1997. The net loss per share for the six months ended June 30, 1998 was $.29 compared to $.19 for the same period in 1997. The Company anticipates that net loss will increase at least through fiscal year 1999 as the Company commercializes the OBS, increases its research and development efforts to develop applications for the OBS in other medical specialties and investigates potential opportunities for the Company's other products and technologies.


FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996

      REVENUE. The Company recorded no revenue for the fiscal years ended December 31, 1997 and 1996. The Company does not expect to generate any significant revenue unless and until FDA clearance has been obtained for the OBS.

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the year ended December 31, 1997 totaled $1,095,281 compared to $998,137 for the year ended December 31, 1996, representing an increase of $97,144 or 9.7%. The increase was primarily due to increased expenses related to the human multi-center clinical trials of the OBS which commenced in July 1997; two additional personnel hired for product development and documentation; increased legal fees associated with intellectual property protection; and regulatory filing expenses and increased consulting costs for system development and data analysis.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1997 totaled $679,809 compared with $723,825 for the year ended December 31, 1996, representing a decrease of $44,016 or 6.1%. The decrease was primarily due to elimination of an office administrator and other cost reduction measures.

      NET INTEREST INCOME. Net interest income was $131,299 for the year ended December 31, 1997 compared to $176,043 for the year ended December 31, 1996, representing a decrease of $44,744 or 25.4%. The decrease was due to the lower average cash balances during 1997 compared with 1996.

      NET LOSS. As a result of the above factors, the Company reported a net loss of $1,643,791 for the year ended December 31, 1997 compared to $1,545,919 for the year ended December 31, 1996, representing an increase of $97,872 or 6.3% due primarily to increased research and development costs and lower interest and other income. The net loss per share was $.37 for the year ended December 31, 1997 compared to a net loss per share of $.47 for the year ended December 31, 1996, as a result of a higher weighted average shares outstanding in 1997. The higher number of average shares outstanding was primarily due to the conversion of all the Company's outstanding preferred stock into an equivalent number of shares of Common Stock.

LIQUIDITY AND CAPITAL RESOURCES


      The Company has financed its operations since 1992 principally through private placements of its Common Stock and Preferred Stock. From October 1992, when the Company began development of its current products and changed its name, until June 30, 1998, the Company had obtained funds aggregating approximately $10.4 million in net proceeds from the issuance of Common Stock and Preferred Stock. As of June 30, 1998, the Company had cash and cash equivalents of $1,136,522 and working capital of $1,150,717.

      In 1995, the Company completed two private placements of Convertible Preferred Stock. In June 1995, the Company completed a private placement of 674,998 shares of Series A Convertible Preferred Stock at $3.00 per share (the "Series A Preferred"). In December 1995, the Company completed a private placement of 792,500 shares of Series B Convertible Preferred Stock at $5.00 per share (the "Series B Preferred"). The Company used the proceeds from these private placements to (i) accelerate product development, (ii) finalize IDE clinical studies required to obtain FDA approval in the United States, (iii) conduct clinical feasibility studies targeting additional medical applications of its spectroscopic technology and (iv) finance general corporate purposes, including working capital. All of the shares of Series A Preferred and Series B Preferred have been converted into Common Stock. Investors in Series A Preferred and Series B Preferred were also granted three-year warrants to acquire Common Stock. See "Description of Securities--Warrants."

      Net cash used in operating activities was approximately $1.38 million, $1.49 million and $1,416,467 for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. For such periods, net cash used in operating activities resulted primarily from net losses. Net cash used in investing activities was $10,936, $12,192 and $13,240 for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. The net cash used in investing activities was primarily attributable to the purchase of property and equipment. Net cash provided by financing activities was $314,290, $95,514 and $928,056 for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. The net cash provided by financing activities was primarily attributable to the exercise of warrants and stock options.

      In connection with the Company's ongoing multi-center clinical trials on the OBS, the Company entered into various clinical testing agreements with domestic hospitals to conduct research using the OBS. Under the terms of these one-year agreements, the Company has a maximum commitment of $173,000 for the related project costs.


      The Company expects to incur significant additional operating losses through at least 1999 and expects cumulative losses to increase significantly as the Company continues to expand its research and development, clinical trials and marketing efforts. The Company anticipates that it has adequate resources to fund its operations through the end of 1998 and that the proceeds of the Offering and interest thereon, together with existing cash and cash equivalents, will be sufficient to fund its operations, including increased working capital expenditures, for at least the next 12 months.

      The Company's future liquidity and capital requirements will depend upon a number of factors, including the progress and expense of clinical trials, the potential requirements and related costs for product modifications, the timing and expense of various U.S. and foreign regulatory filings, the timing of receipt of various U.S. and foreign government approvals, the timing and extent to which the Company's products gain market acceptance, the timing and expense of product introduction, and the expense of developing marketing and distribution capabilities, if regulatory approvals are obtained. The Company may be required to seek additional funds through debt or equity financing, arrangements with corporate partners or from other sources. Issuance of additional equity securities could result in substantial dilution in ownership and control to the then-existing shareholders. There can be no assurance that any such funds will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on its business, financial condition and results of operations.

YEAR 2000 ISSUE


      Many existing computer programs and microprocessors use only two digits to identify a year in the date field. Because these programs and microprocessors assume that the first two digits of the year always are "19," they are unable to process dates that fall after December 31, 1999. Unless corrected, this inability could adversely affect the performance of the systems that depend on these programs and microprocessors and could leave a business vulnerable to operational and other failures.

      Concern has been expressed in recent hearings, reports, articles and statements of officials that certain government agencies will not be Year 2000 compliant. Disruptions in government systems could create serious problems for the Company. For example, Year 2000 problems with the Medicare or Medicaid systems could cause paperwork to back up, patients' access to health care to be limited or denied, and electronic payments to be severely delayed. Any such disruptions caused by government systems, especially delays in payments by government agencies, could materially affect the Company's future financial results.

      The Company has analyzed its internal systems and software for the potential impact of the Year 2000 problem. The Company does not have any significant non-information technology equipment or systems; therefore, this program has focused primarily on the modification and replacement of portions of the Company's hardware and software. Although computer hardware and software are used in various operations within the Company, including financial reporting, certain manufacturing and assembly functions, and also in the OBS, the Company believes that it has completed any necessary upgrades to its computer hardware and software to ensure Year 2000 compliance.

      The Company has also initiated a program to assess the readiness of the Company's vendors, suppliers and other third parties with which the Company has material business relationships to address the Year 2000 problem. Upon completion of this assessment, the Company intends to develop, implement and test solutions to the problems identified by such vendors, suppliers and other third parties and to establish a contingency plan for dealing with unanticipated failures. Although no assurances can be given, particularly because the Company is dependent upon such vendors, suppliers and other third parties, the Year 2000 compliance process is not expected to have a material adverse effect on the Company's business, results of operations and financial condition.

                                    BUSINESS

GENERAL

      The Company develops and manufactures innovative, minimally-invasive "spectroscopic systems" to facilitate real-time differentiation and diagnosis of cancerous and diseased tissue. The Company's systems allow the physician performing an endoscopic procedure to determine immediately whether tissue is healthy or cancerous by directing light at the tissue through an optical fiber and obtaining an instant spectral analysis. Use of the Company's systems can significantly improve the endoscopist's diagnostic accuracy, thereby enabling him to determine the best course of treatment for the patient, reducing the need for additional procedures, minimizing the number of biopsies taken and permitting the physician to combine a diagnostic and therapeutic procedure in one visit. In addition, because the Company's systems are compatible with existing endoscopes and incorporate accessory instrument designs currently used by endoscopists, physicians can be easily trained to use these systems.


      The Company believes that its principal product, the Optical Biopsy System (the "OBS"), will enable the Company to be the first to market an optical biopsy system for the detection of colorectal cancer. The OBS is an endoscopic biopsy forceps system employing proprietary fluorescence spectroscopy technology used for the differentiation and diagnosis between healthy and cancerous tissues in the gastrointestinal tract. The Company believes that the OBS will facilitate earlier detection of cancer, which can lead to earlier, more effective treatment, improved patient quality of life and survival rates and reduced patient care costs. It is estimated that approximately 3.5 million gastrointestinal endoscopic procedures are currently performed in the United States each year, and the number of these procedures has been growing at a rate of approximately 5.5% per year.

      The Company was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, the Company discontinued its prior business and refocused its development efforts on diagnostic products utilizing spectroscopic techniques and changed its name to SPECTRASCIENCE, Inc.


INDUSTRY OVERVIEW

COLORECTAL AND ESOPHAGEAL CANCER


      According to the American Cancer Society, an estimated 131,600 new cases of colorectal cancer are detected annually in the United States. Colorectal cancer is one of the most common cancer diagnoses in the United States. With an estimated 56,500 deaths in 1998, colorectal cancer accounts for approximately 10% of cancer deaths and is second only to lung cancer as the most frequent cause of cancer deaths in the United States. The five-year survival rate for colorectal cancer is 92% if such cancer is detected and treated at an early stage before it has spread to other organs of the body. However, only 37% of colorectal cancer is found at that early stage. Once the cancer has spread to nearby organs or lymph nodes, the five-year survival rate decreases to 64%. For people whose colorectal cancer has spread to distant parts of the body such as the liver or lungs, the five-year survival rate is 7%. Studies indicate that screening can prevent 20-40% of potential colorectal cancers and up to 30-50% of colorectal cancer deaths. Recent government studies indicate that the cost per year of life saved by colorectal cancer screening is about $15,000-$20,000 -- compared to the $40,000 average cost of cancer care per patient. Early detection is therefore critical to long-term survival rates.


COLORECTAL BIOPSIES


      The primary method of detection of colorectal cancer is through a biopsy, which entails the insertion of an endoscope with a biopsy forceps to harvest tissue samples for analysis in a pathology laboratory. In the United States, an estimated 3.5 million gastrointestinal endoscopic procedures are currently performed in the United States each year, and the number of these procedures has been growing at a rate of approximately 5.5% per year.


      Although a biopsy is the principal means to detect colorectal cancer, the excisional biopsy process is often unreliable because it is dependent on the skill of the endoscopist in making an accurate visual determination through an endoscope as to the size, texture, color and location of the polyp and in determining which tissue to biopsy, and the skill of the pathologist in analyzing the tissue samples. In addition, excisional biopsies involve certain risks to patients, including bleeding or perforation of the colon wall. Furthermore, the waiting period for obtaining biopsy results typically ranges from one to two weeks.

DETECTION OF COLORECTAL CANCER

      Colorectal cancer is often diagnosed through the detection and analysis of polyps. Colon polyps are small masses of tissues in the colon that may be either benign or malignant. Since most polyps are asymptomatic, they are usually found incidentally during a preliminary endoscopic examination. Current management guidelines officially endorsed by the American Society for Gastrointestinal Endoscopy and the American Gastroenterological Association provide that the size of the polyp is the most important factor in determining appropriate therapy. Large polyps are usually removed by a polypectomy, whereas small polyps require individual analysis and treatment.


      The endoscopist first subjectively evaluates the polyp by sight to determine the size, texture, color, location and thus the potential pathology of a polyp. The endoscopist typically visually determines without physical measurement whether the polyp is large (greater than 1.0 cm) or small (less than 0.5 cm). If the polyp is considered to be large, it is immediately removed. If a polyp is considered to be small, the endoscopist must make a further subjective determination as to whether it is benign or potentially malignant. If a polyp is deemed to be benign, no further colonoscopy or therapy is indicated, but if it is deemed to be potentially malignant, a colonoscopy and subsequent removal is indicated.

                  Human error of the endoscopist can occur at two stages during a colon exam: (i) in visually determining the size of a polyp and (ii) in visually assessing whether the polyp is benign or malignant. Certain medical literature reports that accuracy rates in determining the potential malignancy of polyps can range from 6% - 80%, and accuracy rates in determining the potential malignancy of polyps can range from 50% - 80%, in each case depending on the skill of the endoscopist. The Company's clinical studies also have confirmed that the endoscopist's accuracy in visually assessing small polyps as either benign or malignant is approximately 72%. Accurate characterization is critical as recent data has shown that 40%-60% of small polyps are either malignant or potentially malignant.



      With such important consequences resulting from the evaluation of a polyp as benign or malignant, the endoscopist may perform a tissue biopsy to be cautious, even if such a procedure might otherwise appear to be unnecessary. If guidelines for biopsy of multiple small polyps are followed, the endoscopist would take a random representative sample for histology and pathologic interpretation. Since the endoscopist must still rely on a subjective judgment of where and which polyps to sample, however, the potential for human error still exists.


      Compared to traditional biopsies, optical biopsies are intended to improve diagnostic accuracy by providing quantitative information together with the endoscopist's visual interpretation to improve diagnostic accuracy. Quantitative information should facilitate better comparison of results and patient outcomes between endoscopists, and the real-time analysis provided by optical biopsies eliminates the time patients must wait for pathology results and eliminates the need for rescheduling a secondary procedure.

REIMBURSEMENT FOR COLORECTAL CANCER SCREENING

      In connection with the Balanced Budget Act of 1997, Congress approved regular colorectal cancer screening tests for the 37.3 million Americans covered by Medicare. Beginning in 1998, Medicare now covers annual fecal occult blood tests, screening flexible sigmoidoscopies every four years and colonoscopies for high risk individuals every two years for those individuals over the age of 50. Since an estimated 6% of all Americans are considered at-risk for developing colorectal cancer because they are over 50 years old, have a family history of the disease, or have a personal history of polyps or inflammatory bowel disease, the Company believes that this increase in Medicare reimbursement for colorectal cancer screening will enhance the market for the OBS. In addition, studies have indicated that screening can prevent 20-40% of potential colorectal cancers and up to 30-50% of colorectal cancer deaths. The Company believes that the OBS could play a significant role in detecting colorectal cancer and reducing the number of colorectal cancer deaths in the United States.


THE SPECTRASCIENCE SOLUTION

      The Company has developed the Optical Biopsy System to provide a minimally invasive and cost-effective diagnostic tool that will improve physicians' ability to detect and differentiate between healthy and cancerous tissue.

OPTICAL BIOPSY SYSTEM

      The OBS is an endoscopic biopsy forceps system that allows the physician performing an endoscopic procedure to distinguish in real time whether tissue is healthy or cancerous by directing light at tissue through an optical fiber and obtaining an instant spectral analysis. Use of the Company's systems can significantly improve the endoscopist's diagnostic accuracy, thereby enabling the endoscopist to determine the best course of treatment for the patient, reducing the need for additional procedures, minimizing the number of biopsies taken and permitting the physician to combine a diagnostic and therapeutic procedure in one visit.


      The OBS is composed of three components: a spectro-photometric console which houses the light source and a computer subassembly (the "Console"), a biopsy forceps which incorporates an optical probe that transmits and collects light energy when connected to the Console (the "Forceps") and proprietary tissue recognition algorithm software that manages system operations and provides data analysis and interpretation of the collected data (the "Software"). The OBS operates by transmitting low level monochromatic light energy from the Console through the optical fiber in the Forceps to the tissue being analyzed. The light is absorbed by the tissue in direct contact with the optical fiber in the Forceps, and the resulting tissue autofluorescence is collected by the same optical fiber and transmitted back to a spectrophotometer within the Console for analysis. The results are then immediately displayed on the monitor.

      [DIAGRAM OF THE COMPONENTS OF THE OBS]

      The Console consists of a user interface, a computer subassembly, an optical subassembly and a power supply subassembly, all of which are incorporated into a mobile rack system on lockable wheels for safe and easy movement and setup. The Forceps component, which can be reusable or disposable, is essentially a standard non-electrical biopsy forceps that includes a central lumen that allows the optical fiber to be more easily positioned during the procedure and makes it more convenient to collect biopsy specimens. The optical fiber, when connected to the Forceps, serves as an optical conduit between the Console and the tissue being examined. The Forceps also allows the endoscopist the opportunity to collect a physical biopsy without having to remove the optical fiber and replacing it with a standard biopsy forceps. The Software also includes diagnostic modules to check the system for intrinsic faults or errors that could affect system performance or results, and these diagnostic modules provide the user with specific information that allows the user either to resolve the problem or contact the Company for support and service.

ADVANTAGES OF THE OPTICAL BIOPSY SYSTEM

      The Company believes that the OBS offers significant advantages over currently available methods to diagnose and facilitate the treatment of colorectal cancer options, including the following:

      * SIGNIFICANTLY INCREASES DIAGNOSTIC ACCURACY AND REDUCES THE NUMBER OF BIOPSIES -- Traditional tissue biopsies involve subjective visual determination by the endoscopist of which tissues to biopsy, and submission of the tissue sample to a pathology laboratory for analysis. This process introduces the risks of human error in obtaining viable tissue samples, determining which tissues to biopsy, accurately reading the pathology slides and potential mislabeling or mishandling of the tissue samples as they are transferred to the external pathology laboratory. In contrast, the OBS can assist the physician in determining in real time during the endoscopic procedure which tissues are potentially cancerous, thereby reducing the number of tissues to be biopsied and reducing the human error in selection of such tissues. The Company believes that its multi-center clinical trials have demonstrated that the OBS significantly increases the diagnostic accuracy of the endoscopist in correctly identifying colorectal cancer.

      * REAL-TIME FEEDBACK -- As opposed to traditional tissue biopsies, in which results may not be available for one to two weeks following the biopsy procedure, the OBS offers real-time feedback to treating physicians and patients. This reduces the number of biopsies collected by the physician and enables the physician to immediately select a course of treatment for the patient.


      * REDUCTION OF REDUNDANT PROCEDURES -- The ability to receive immediate diagnostic confirmation whether the tissue is healthy or cancerous through use of the OBS can enable the physician to treat the patient appropriately without the need to reschedule a second appointment or procedure. Use of the OBS can enable the endoscopist to combine a diagnostic and therapeutic procedure in one visit without the need to wait for the pathologist's report.

      * EASE OF USE -- The OBS is designed to be easily handled and used by physicians. Because the Forceps are virtually identical to traditional biopsy forceps used by endoscopists, the Company believes that physicians who have previously performed only traditional tissue biopsies can be easily trained to use the OBS.

      * COST EFFECTIVE -- The OBS offers a less costly alternative to traditional biopsies because it reduces the number of colonoscopy and biopsy procedures that must be performed per patient, thereby minimizing the cost per patient while maximizing the efficiency of the endoscopist's time.

STRATEGY

      The Company's objective is to become a leader in the development and commercialization of advanced diagnostic products to differentiate in real time between healthy and cancerous tissues. The Company believes that the OBS will facilitate earlier detection of cancer which can lead to earlier, more effective treatment, improved survival rates and reduced patient care costs. The Company's strategy is to:

      * COMMERCIALIZE THE COMPANY'S OPTICAL BIOPSY SYSTEM. The Company believes that the results of the Company's clinical trials will lead to FDA approval of the OBS and that such approval, when combined with the technical innovations and proprietary software employed in the OBS, will enable the Company to be the first to introduce and market an endoscopic optical biopsy system that will provide real-time diagnosis for patients who have colorectal cancer.

      * DEMONSTRATE TO THIRD PARTY PAYORS AND MANAGED CARE COMPANIES THE CLINICAL UTILITY AND EFFICACY OF THE OBS. The Company intends to demonstrate to third party payors and managed care companies through its rigorous clinical studies that the use of the OBS will improve patient outcomes through earlier detection and decreased patient care costs. The Company plans to demonstrate the clinical utility and efficacy of the OBS to key physician opinion leaders targeted by the Company, including those practicing at major cancer centers throughout the United States. The Company believes that successful completion of clinical trials, PMA approval, the demonstration of better clinical outcomes and the acceptance of the OBS by key opinion leaders in the health care industry will be critical elements in gaining market acceptance and third party reimbursement for the OBS.

      * DEMONSTRATE TO PHYSICIANS AND OTHER HEALTH CARE PROVIDERS THE EASE OF USE OF THE OBS. The Company intends to demonstrate to endoscopists and other health care providers that the OBS employs familiar medical technology and equipment, such as the Forceps, that are virtually identical to those currently used by endoscopists in performing traditional tissue biopsies. The Company believes that demonstration of the ease of use of the OBS, together with demonstration of better clinical outcomes, will aid in gaining market acceptance of the OBS. The Company will conduct training seminars as necessary to educate endoscopists and other health care providers regarding the proper use of the OBS.

      * COLLABORATE WITH STRATEGIC PARTNERS AND OTHER MARKET LEADERS. The Company intends to utilize the capabilities of strategic partners to provide marketing and distribution for its products, both in the United States and internationally. The Company will seek to establish strategic partnerships with leading distributors in each of its target markets. These strategic partners typically will have significant resources and strong franchises which, when coupled with the Company's technology, increase the likelihood of commercial success.

      * LEVERAGE THE COMPANY'S CORE TECHNOLOGIES INTO OTHER MEDICAL SPECIALTIES. The Company believes that its spectroscopic systems and proprietary diagnostic software can be expanded to differentiate between healthy and cancerous tissues in other areas of the body, including the lungs, urinary tract, prostate, cervix and for other minimally-invasive endoscopic and laparoscopic applications. The Company intends to leverage its core technologies to expand its product offerings into other medical specialties in which the real-time diagnosis of healthy and cancerous tissues would enhance medical treatment. The Company also intends to leverage its spectroscopic expertise into other medical imaging technologies, such as optical coherent tomography.

OTHER PRODUCTS

      Although the OBS is the Company's principal product and remains the focus of its development and commercialization efforts, the Company has also developed certain other products that utilize spectroscopic technology and is evaluating other technologies to determine their potential viability as a diagnostic tool in detecting cancer.

      SPECTROSCOPIC GUIDEWIRE SYSTEM


      In addition to the OBS, the Company has developed the Spectroscopic Guidewire System ("SGS") for the detection of intra-coronary thrombus and differentiation of atherosclerotic plaque. Like the OBS, the SGS is composed of three components: the spectrophotometric console ("SGS Console"), a disposable optical core spectroscopic guidewire ("SGS Guidewire") and proprietary tissue recognition algorithm software ("SGS Software"). The SGS Console is virtually identical to the OBS Console. The SGS Console provides laser excitation light, collects light from the SGS Guidewire, detects and analyzes the light, and provides the computer storage, data display and human interface functions. The SGS Guidewire functions both mechanically, as a conventional coronary guidewire, and optically, in the transmission and collection of light energy when connected to the SGS Console. After the data is collected, the SGS Software analyzes the data and provides feedback to the treating physician.


      The SGS is designed to be used during interventional procedures, such as angioplasty. The SGS has characteristics similar to conventional coronary guidewires while providing unique spectroscopic diagnostic capabilities. The Company believes that the SGS will enhance the effectiveness of the diagnosis and treatment of cardiovascular disease by aiding cardiologists in identifying diseased arteries, selecting a course of treatment, positioning the therapeutic device, treating diseased arterial sites and assessing the results of treatment.

      Although the Company believes that the patients who need angioplasty procedures are potential candidates for diagnosis using the SGS, due to the current competitive environment and cost containment measures, reimbursement amounts available for angioplasty procedures are often capped. See "--Third Party Reimbursement." Therefore, the profit relating to the entire angioplasty procedure would be reduced to the extent the physician performs additional procedures such as spectroscopic diagnosis. In addition, in the last two years, stents have revolutionized the entire angioplasty procedure after it was demonstrated that the use of a stent improves the restenosis rate. As a result, other procedures have rapidly decreased in popularity. This trend has affected the Company's strategy of positioning the SGS as a diagnostic tool to assist in angioplasty procedures and may delay the Company's introduction and commercialization of the SGS. However, if the reimbursement cap for angioplasty procedures is increased and adequate manufacturing sources are obtained, the Company may seek to accelerate clinical studies to gain FDA clearance to market the SGS.

      OPTICAL COHERENT TOMOGRAPHY

      Optical coherent tomography ("OCT") is an imaging technology that provides images of certain organs in the body. OCT is especially useful in providing high resolution images of denser organs, such as the liver and pancreas, which may not be sufficiently analyzed using traditional ultrasound technology. OCT utilizes an optical fiber catheter to illuminate human body tissue in order to generate reflected radiation. An interferometer apparatus then analyzes the reflected radiation and diagnoses the tissue mass. OCT is sometimes referred to as "light ultrasound," but it can provide images with a resolution ten times greater than that available under traditional ultrasound technology. Although the feasibility of products based on OCT technology has not yet been determined and, to the Company's knowledge, products based on OCT have not yet been commercialized, the Company believes that if it can develop appropriate computer algorithms, OCT could enable the Company to incorporate its technology into real-time imaging of denser organs, thereby permitting OCT to be used as a diagnostic tool. The Company currently owns certain patents and technologies that utilize OCT. If OCT proves to be a viable technology for analyzing and diagnosing tissues in denser organs of the body, the Company may pursue opportunities for developing and commercializing products based on OCT technology. See "--Patents and Proprietary Rights."

RESEARCH AND DEVELOPMENT

      To date, the Company's research and development efforts have been focused on designing the OBS, conducting and monitoring clinical trials and advising on key aspects on the development of the OBS and other products developed by the Company. Research and development activities are performed by employees and consultants of the Company.

      The Company's current research and development efforts are focused on (i) completing clinical trials necessary to obtain PMA approval for the OBS for detection of colorectal cancer, (ii) conducting post-FDA approval market surveillance studies to evaluate the ongoing safety and efficacy of the OBS and
(iii) continuing to conduct clinical studies for diagnosing esophageal cancer. In the future, the Company intends to leverage its core technologies to establish the OBS as the preferred means for the differentiation and diagnosis of healthy and cancerous tissue in other medical applications, including the detection of cancer in the lungs, urinary tract, prostate, cervix and other minimally-invasive endoscopic and laparoscopic applications. See "--Clinical Trials" below. The Company may also develop products for special imaging systems, such as optical coherent tomography.


      Research and development expenses for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998 were approximately $1,000,000, $1,100,000 and $950,000, respectively. The Company intends to continue to make significant investments in research and development.


CLINICAL TRIALS


      Since July 1997, the Company has been conducting ongoing multi-center clinical studies using the OBS for detection of colorectal cancer at three major medical centers and one clinic: the Mayo Clinic in Rochester, Minnesota, Massachusetts General Hospital in Boston, Massachusetts, and Hennepin County Medical Center in Minneapolis, Minnesota and Minnesota Gastroenterology PA in Minneapolis, Minnesota. In April 1998, the Company had a pre- PMA submission meeting with the Gastroenterology/Urology branch of the FDA to review data, clinical protocols and clinical results collected on 306 patients during its multi-center clinical trials on the OBS. In this multi-center study, the Company has attempted to show that the OBS is a valuable tool for use during endoscopy of the colon to improve the ability to identify healthy and cancerous tissue during a colon examination. The Company's initial clinical study results, which were presented to the FDA, demonstrated that the use of the OBS improves the diagnostic accuracy of the endoscopist in accurately detecting colorectal cancer. The FDA requested that the Company obtain additional patient data to demonstrate the reproducibility of the algorithm's accuracy prior to filing its PMA application. The Company completed the additional clinical trials in August 1998 and submitted a the first module of its modular approach PMA application in September 1998. The Company expects to submit all of the remaining modules in support of its PMA application by the end of calendar year 1998 and expects to receive FDA approval for the OBS in the first quarter of 1999; however, there can be no assurance that the PMA application will be approved or that the FDA will not request additional data or otherwise require that the Company conduct further clinical trials. See "--Government Regulation" below. In addition, even if the Company receives FDA approval on its PMA application, the Company plans to conduct post-approval studies to evaluate the ongoing safety and efficacy of the OBS and to develop further modifications and enhancements to the OBS.


      The Company also commenced a multi-center clinical trial for the detection of esophageal cancer at the Mayo Clinic and the Hennepin County Medical Center in February 1998. In general, Barrett's esophagus is a known risk factor for esophageal cancer. The Company is currently conducting clinical trials on the viability of using spectroscopic techniques to identify esophageal cancer in Barrett's patients. Current esophageal cancer studies are being conducted to develop the product and demonstrate feasibility. The Company has received approval for the trials at the Mayo Clinic and Hennepin County Medical Center and plans to expand its clinical trials in early 1999 following the PMA submission on the OBS.

      There can be no assurance that the Company's products will prove to be safe and effective in clinical trials under applicable regulatory guidelines or that the Company will not encounter other problems in clinical testing which will cause the Company to delay commercialization of the OBS. If the OBS does not prove to be safe and effective in clinical trials, or if the Company is otherwise unable to commercialize the OBS successfully, the Company's business, financial condition and results of operations would be materially adversely affected.

SALES AND MARKETING

      At present, the Company has limited marketing and sales capability. If the FDA approves the OBS, the Company plans to focus its marketing efforts on major cancer centers in the United States, and on leading endoscopists and other physicians at those institutions. Through this effort, the Company initially intends to identify well-respected clinical supporters of the OBS and to leverage their reputation in the clinical community to generate demand for the OBS. The Company also plans to conduct physician training seminars as necessary to educate physicians about the

OBS. The Company plans to market the OBS to medical centers and physicians using strategic partners and a small in-house marketing and business development group.

      Although the Company intends to establish a small in-house marketing and business development group to assist in the commercialization of the Company's products and to provide clinical education to physicians, the Company's future success will depend, in part, on its ability to enter into and successfully develop strategic partnerships and relationships with distributors to market and distribute the Company's products. The Company intends to sell its products in the United States directly and outside the United States through international distributors and corporate partners. The Company is currently seeking to enter into strategic partnerships and distributor relationships with respect to the marketing and distribution of its products.


      The Company has engaged in preliminary discussions with potential strategic partners that have strong market niches in the United States or internationally in the field of gastrointestinal medicine, but has not yet entered into any definitive agreement with such strategic partners. The Company believes that distributing its products through strategic partners will be more cost-effective and less time-consuming than establishing an in-house sales group in these areas and will enable the Company to capitalize on the marketing expertise of such strategic partners. The Company also believes that distribution or marketing agreements with strategic partners that have established reputations with prospective purchasers of diagnostic products and proven selling, marketing and distribution capabilities may enable the Company to leverage its market position in its products into other market niches. There can be no assurance, however, that the Company will be able to enter into such distribution or marketing agreements on favorable terms, or at all.


MANUFACTURING

      To date, the Company has not yet commercialized any of its products, and its manufacturing activities have consisted of assembling a limited number of OBS systems for use in pre-clinical and clinical trials. The Company does not have experience in manufacturing its products in commercial quantities.


      In the near term, the Company will focus its manufacturing resources on producing the OBS. Currently, the basic assembly of the Console is completed in-house, and the Software is developed in-house in conjunction with outside consultants. The Forceps are produced by a contract manufacturer that is the leading manufacturer of medical forceps in the United States. The Company assembles the components, many of which are widely available, and inspects and tests the completed systems at the Company's facilities. The Company has no experience manufacturing its products in the volumes or with the yields that will be necessary for the Company to achieve significant commercial sales. There can be no assurance that the Company can establish high-volume manufacturing capacity or, if established, that the Company will be able to assemble or manufacture the OBS in high volumes and with commercially acceptable yields.


      Any of the Company's products requiring FDA clearance or approval must be manufactured in accordance with current Quality System Regulations ("QSR") requirements, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The Company will also be required to comply with ISO 9001 standards in order to sell its products in the European Union. See "--Government Regulation." In addition, the Company contracts with third parties to perform certain manufacturing processes. All suppliers of such components also must be in compliance with applicable QSR or ISO 9001 regulations.

      The Company generally purchases raw materials and certain components of its products, including the Forceps, from sole, single or limited source suppliers. The Company currently has an agreement in place with a leading manufacturer of medical forceps in the United States. Under this agreement, the contract manufacturer has agreed to supply the Company with such quantity of Forceps as the Company requires. This agreement expires in June 2000 but may be renewed by the contract manufacturer for an additional two years upon six months' notice. While the performance of the suppliers of the Forceps and other components of the OBS, including the laser light source and spectrophotometer used in the Console, has generally been satisfactory, there can be no assurance that they will continue to perform up to the Company's standards, meet government regulations and handle labor unrest, if any. Any inability of these contract manufacturers to meet the Company's requirements for quality, quantity or regulatory conformity, could severely impact the Company's ability to test and sell its products. Although most of the components that the Company purchases are available from more than one vendor, the process of qualification of additional or replacement vendors for certain components or services is time-consuming, especially in the heavily regulated medical device industry. As a result, any supply interruption would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

      The medical device industry is highly competitive. The Company believes that its success will depend primarily upon its ability to create and deliver innovative, minimally-invasive spectroscopic diagnostic products and systems on a timely basis and at a competitive price, effectively create market awareness and acceptance of its products and maintain the proprietary nature of its technologies and processes. The Company believes that it has few direct competitors in applying spectroscopy to the detection of colorectal cancer, but there is a growing interest in the application of spectroscopic diagnostics to the detection of colorectal cancer and to other medical specialties.

      The Company's primary competitor in applying spectroscopy to the detection of cancer is Xillix Technologies Corp., a company which has obtained FDA approval for its LIFE-Lung fluorescence system that utilizes light-based spectroscopy for the detection and localization of lung cancer. Xillix is beginning development of a system for detection of gastrointestinal cancers of the esophagus, stomach, intestines and colon. Xillix has entered into a distribution and joint development agreement with Olympus Optical Co. ("Olympus") of Tokyo, Japan, which is the world's leading supplier of endoscopes and accessories. Under this development agreement, Olympus is contributing up to $3 million toward the development of the Xillix LIFE-GI Flourescence Endoscopy System. Xillix's partnership with Olympus may give Xillix a competitive edge in developing a product to compete successfully with the OBS.

      Other competitors in the field of spectroscopy include Mediscience Technology Corp. ("Mediscience"), Lifespex, Inc. ("Lifespex") and Medispectra, Inc. ("Medispectra"). Mediscience is currently focused on clinical studies on oral leukoplakia, a pre-cancerous condition of the mouth, and possibly on pre-cancerous gastrointestinal conditions. LifeSpex is a development stage company which utilizes spectroscopic diagnostic techniques for the identification of cancerous tissues, primarily focusing on breast and cervical cancer. Medispectra is currently evaluating an optical biopsy system to detect a variety of potentially cancerous conditions, including cervical abnormalities and pre-cancerous bladder lesions. The Company may also compete on a limited basis with companies such as Fonet Medical Technologies, Inc., which is developing a reflectance spectroscopy system, and SpectRx, Inc., which is developing a bloodless personal glucose monitor and a non-invasive diabetes screening device.

      Many of the Company's competitors and potential competitors have substantially greater capital resources than does the Company and also have greater resources and expertise in the areas of research and development, testing products in clinical trials, obtaining regulatory approvals, and manufacturing and marketing of medical devices. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, there can be no assurance that the Company will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales.

      Any product developed by the Company that gains regulatory clearance or approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. In addition, the Company believes that the primary competitive factors for products such as the OBS include safety, efficacy, ease of use, reliability, service and price. The Company also believes that physician relationships, especially relationships with leaders in the field of endoscopy and colorectal cancer, are important competitive factors. Even if the Company is the first to have an FDA-approved product for the detection and differentiation between healthy and cancerous tissues in the colorectal and gastrointestinal tracts, there can be no assurance that the Company will be first to market such a system or to market such a system effectively.

PATENTS AND PROPRIETARY RIGHTS

      The Company's success will depend in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The

Company's strategy regarding the protection of its proprietary rights and innovations is to seek patents on those portions of its technology that it believes are patentable and to protect as trade secrets other confidential information and proprietary know-how.


      For the OBS, the Company currently owns exclusive rights to a total of five issued, allowed and pending U.S. patents and applications, and two pending international patent applications which are described herein. The Company has one issued U.S. patent and a related pending U.S. patent application for the OBS, and the Company is the exclusive licensee through The Massachusetts General Hospital ("Mass General") of another U.S. patent application for the OBS which has been allowed by the U.S. Patent and Trademark Office (the "PTO") and which is expected to issue as a patent shortly. The patents relating to the SBS expire between November 2012 and February 2014, and the issued and allowed patents relating to the OBS expire in May 2016. The issued patent and pending patent applications are directed to types of forceps having an optical fiber and biopsy jaws which are positioned to take samples for biopsy from the precise area of view of the optical fiber, and methods of tissue diagnosis using these forceps. Two international patent applications based on two of these U.S. applications have been filed and are currently pending. Each of these international applications designates twenty countries for patent protection. The Company owns two additional pending U.S. patent applications pertaining to various improvements in the OBS, apparatus and method for diagnosing tissue using the OBS, and providing the physician with additional information regarding whether it is necessary to take a biopsy sample.


      The Company currently owns three issued U.S. patents and ten issued foreign patents related to the SGS. The SGS patents relate to its system, apparatus and method for diagnosing tissue using the SGS Guidewire catheter for diagnostic imaging. Applications for the SGS Guidewire include the minimally invasive diagnosis of tissue masses within a human blood vessel. These patents also relate in part to OCT guidewire catheter systems for diagnostic imaging.


      In addition to the patents and patent applications described above, the Company currently has an exclusive licensing agreement with Massachusetts Institute of Technology ("MIT") for seventeen issued and pending U.S. patents and applications a number of corresponding foreign patents and applications relating to vascular and cardiovascular applications of diagnostic laser catheters. This licensing agreement runs for the life of the patents and includes technology developed under National Institute of Health funding. This licensing agreement is exclusive through at least April 2000 plus the period of time a licensed product is pending FDA approval; after the expiration of such period, the license is nonexclusive for the life of the patents. The license with MIT is subject to termination for failure to pay fees or other material breach. The Company also has a licensing arrangement with Mass General, which provides that any patents resulting from Mass General's research on cancer detection will be licensed exclusively to the Company. The Mass General license is exclusive through the life of the licensed patents, subject to customary diligence requirements for commercially reasonable best efforts to introduce products in the United States, Europe and Japan within three years, or such revised period as may reasonably be needed due to technical difficulties or delays in clinical studies or regulatory processes.

      The Company believes that its patent rights and licenses may provide a competitive advantage to the Company. However, there can be no assurance that the Company's issued patents, or any patents which may be issued as a result of the Company's applications, will offer any degree of protection. Further, even if granted, there can be no assurance that these patents will provide the Company with any protection from competitors. Moreover, there can be no assurance that any of the Company's patents, patent applications or licensed patents or applications will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made significant investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally.


      Some of the technology used in, and that is important to, the Company's products is not covered by any patent or patent application of the Company. Therefore, the Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through proprietary information agreements with employees, consultants and other parties. The Company typically obtains confidentiality and invention assignment agreements in connection with employment, consulting and advisory relationships. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. Moreover, litigation associated with the enforcement by the Company of its trade secrets and proprietary know-how can be lengthy and prohibitively costly, with no guarantee of success.

      The patent and trade secret positions of medical device companies, including the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application can be denied or significantly reduced before or after the patent is issued. Further, there is no guarantee that any patent applications filed will in fact issue. Consequently, there can be no assurance that any patents from pending patent applications or from any future patent application will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Further, the Company would be responsible for defending against charges of infringement of third party patents and other intellectual property rights by the Company's products and activities. There can be no assurance that third parties will not assert intellectual property infringement claims against the Company in the future with respect to current or future products or activities, or that any such assertion may not require the Company to refrain from the sale of products, to modify its products, enter into royalty agreements or undertake costly litigation. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses from other parties would be availabel to the Company on satisfactory terms, if at all.


      Since United States patent applications are secret until patents are issued or corresponding foreign applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to invent the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

      There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. There can be no assurance that the Company will not become subject to patent infringement claims or other intellectual property litigation in a court of law, or interference proceedings declared by the PTO to determine the priority of inventions, or an opposition to a patent grant in a foreign jurisdiction. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity or to successfully defend itself against intellectual property infringement claims by third parties.


      To date, no claims have been brought against the Company alleging that its technology or products infringe intellectual rights of others. However, there can be no assurance that such claims will not be brought against the Company in the future or that any such claims will not be successful. An adverse determination in any litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, marketing or distributing its proposed products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will have the financial resources to protect and defend its intellectual property.


GOVERNMENT REGULATION

UNITED STATES

      The design, manufacture, labeling, distribution and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States and internationally, particularly regarding product safety and effectiveness. In the United States, medical devices are subject to review and clearance by the Food and Drug Administration (the "FDA"). The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals, a recommendation by the

FDA that the Company not be permitted to enter into government contracts and criminal prosecution. The Food, Drug, and Cosmetic Act, the Public Health Service Act, and Safe Medical Devices Act of 1990 and other federal statutes and regulations also govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, clearance, advertising and promotion of such products.

      In the United States, medical devices are classified into one of three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and efficacy. Under FDA regulations, Class I devices are subject to general controls (for example, labeling, pre-market notification and adherence to current Quality System Regulations ("QSR") (which is the successor to the FDA's former Good Manufacturing Practices), and Class II devices are subject to general and special controls (for example, performance standards, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA after evaluation of their safety and efficacy (for example, life-sustaining, life-supporting and implantable devices, or new devices that have not been found to be substantially equivalent to legally marketed devices). The OBS is a Class III device that will require pre-market approval ("PMA") by the FDA prior to commercialization.

      FDA approval to distribute a new device can be obtained in one of two ways. If a new or significantly modified device is "substantially equivalent" to an existing legally marketed device, the new device can be commercially introduced after filing a 510(k) pre-market notification with the FDA and the subsequent issuance by the FDA of an order permitting commercial distribution. Changes to existing devices that do not significantly affect safety or effectiveness may be made without an additional 510(k) notification. The Company received 510(k) clearance from the FDA for its disposable and reusable Forceps in December 1996.

      A second, more comprehensive approval process applies to a Class III device that is not substantially equivalent to an existing product. First, the applicant must conduct clinical trials in compliance with testing protocols approved by the Institutional Review Board ("IRB") for the participating research institution. The IRB is an internal board in each institution that oversees and approves all clinical studies. Second, a pre-market approval ("PMA") application must be submitted to the FDA that describes the results of the clinical trials, the device and its components, the methods, facilities and controls used for its manufacture, proposed labeling and the demonstration that the product is safe and effective. Finally, the manufacturing site for the product subject to the PMA must pass an FDA pre- approval inspection.


      A PMA application must be supported by valid scientific evidence which typically includes extensive data, including preclinical and human clinical trial data to demonstrate safety and efficacy of the device. Although certain devices require filing an Investigation Device Exemption ("IDE") application, an endoscopic device such as the OBS is considered a "non-significant risk" device and therefore does not require an IDE application.


      The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and training methods (if required). Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing and begin an in-depth review of the PMA. An FDA review of a PMA application can take from six months to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information previously submitted. During the review period, an advisory committee, primarily composed of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by those recommendations. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable QSR requirements.


      In the past year, the FDA has attempted to streamline the PMA review process to increase efficiency and effectiveness through the adoption of a "modular approach to PMA review." The essence of the new modular approach is to break the contents of a PMA into well-delineated components and to have reports of each component submitted as soon as the applicant has performed the testing and analysis, with the applicant compiling a complete PMA filing over time. In other words, a PMA application can be viewed as a compilation of sections, or "modules," that together become a complete application. The FDA then assigns a stable team to the project and reviews each module report as soon as it is received, building a complete record of review. This process allows more rapid closure when the last components are submitted because much of the work will already have been completed. Ideally, the FDA and the applicant will develop a complete "shell" format for the filing, which would include all of the agreed-to pieces of the PMA, at the beginning stages of the process. The applicant can submit the PMA, including the agreed-upon shell, with appropriate incorporation by reference to previously submitted modules. The final submission will usually consist of a final clinical data report, revised proposed labeling and a draft Summary of Safety and Effectiveness Data as the final modules. In general, final manufacturing information and notice of an inspection-ready facility is acceptable as a "late" module so long as it arrives within 90 days of the complete PMA filing.

      If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or a conditional approval letter containing a number of conditions which must be satisfied in order to secure the final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "not approvable letter." The FDA may also determine that additional clinical trials are necessary, in which case PMA approval could be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

      In April 1998, the Company had a pre-submission meeting with the Gastroenterology/Urology branch of the FDA to review data, clinical protocols and clinical results collected during its multi-center clinical trials on the OBS. The clinical study design and statistical methods were considered "appropriate" by the FDA, but the FDA requested that the Company obtain additional patient data to demonstrate the reproducibility of the algorithm's accuracy prior to filing its PMA application. The Company obtained its additional patient data by August 1998 and subsequently received FDA approval for the submission of its PMA application through the FDA's modular approach to PMA review in September 1998. The Company submitted its first module in support of its PMA filing in September 1998 and expects to file the remaining modules by the end of calendar year 1998. The Company believes that its will obtain FDA approval of its PMA application in the first quarter of 1999. There can be no assurance, however, that the PMA application will be approved by the FDA or that the FDA will not request additional data or otherwise require that the Company conduct further clinical trials, thereby causing the Company additional delay and expense.


      Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies. The FDA Act also requires devices to be manufactured in accordance with QSR regulations, which impose certain procedural and documentation requirements upon the Company and any of its contract manufacturers with respect to manufacturing and quality assurance activities. The QSR regulations also require design controls and maintenance of service records.


      The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business. The Company will also be subject to certain additional federal, state and local environmental laws when the Company begins commercial development and production of the OBS. Although the Company is not aware of any manufacturing methods for the OBS that will require extensive or costly compliance with environmental regulations, there can ben no guarantee that the Company will not be required to incur substantial costs to comply with such laws.


      Changes in existing requirements or adoption or new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

EUROPEAN UNION, JAPAN AND OTHER COUNTRIES

      The primary regulatory environment in Europe is that of the European Union, which consists of 15 countries encompassing most of the major countries in Europe, including the Company's principal anticipated markets. Certain other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directive prescribing the laws and regulations pertaining to medical devices in the European Union is the Medical Devices Directive, 93/42/EEC.

      Devices that comply with the requirements of the Medical Devices Directive will be entitled to bear the CE mark, indicating that the device conforms with the essential requirements of the applicable directive and, accordingly, can be commercially distributed throughout the European Union. Beginning in July 1998, in order to sell a medical device in the European Union, companies must have ISO certification, and all products must have the CE mark, which requires ISO 9001 certification. The Company is currently seeking ISO 9001 certification and CE marks for the OBS. There can be no assurance that the Company will receive ISO certification or a CE mark for any of its products or product components in a timely manner or at all.

      While no additional pre-market approvals or individual European Union countries are required, prior to the marketing of a device bearing the CE Mark, practical complications with respect to market introduction may occur. For example, differences among countries have arisen with regard to labeling requirements.

      The Company also plans to distribute the OBS in Japan. In June 1995, Japan revised its domestic regulatory review process to more closely align its process with the existing FDA categorization system and attempted to adopt standards similar to the FDA. Although gradual implementation of these changes began in July 1995, the classification of medical devices consistent with FDA categorization is still being implemented. As a result, the Company could still be subject to satisfying certain regulatory requirements in Japan which could vary significantly from the regulatory systems in the United States and Europe.

      Other countries in which the Company intends to market its products may adopt regulations in the future that could prevent the Company from marketing its products in those countries. In addition, the Company may be required to spend significant amounts of capital in order to comply with such regulations.

THIRD-PARTY REIMBURSEMENT

      In the United States, health care providers, including hospitals and physicians, that purchase medical products for treatment of their patients, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the costs and fees associated with the procedures performed using these products. The Company's success will be dependent upon, among other things, the ability of health care providers to obtain satisfactory reimbursement from third-party payors for medical procedures in which the Company's products are used. Third-party payors may deny reimbursement if a prescribed device has not received appropriate regulatory clearances or approvals, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. If FDA clearance or approval is received, third-party reimbursement would also depend upon decisions by the Health Care Financing Administration ("HCFA") for Medicare, as well as by individual health maintenance organizations, private insurers and other payors. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse health care providers for medical treatment at a fixed rate based on the diagnosis-related group ("DRG") established by the United States HCFA. The fixed rate of reimbursement is based on the procedure performed and is unrelated to the specific type or number of devices used in a procedure. If a procedure is not covered by a DRG, payors may deny reimbursement. If reimbursement for a particular procedure is approved, third party payors will reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a DRG or per diem, a blend between the health care provider's reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment. Third party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in the treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication.

      Currently, there are no established DRGs covering spectroscopic diagnostic procedures for either cancer detection or cardiovascular applications. As such, reimbursement for procedures using the Company's products is not currently available. However, DRG reimbursement for endoscopic procedures, such as flexible sigmoidoscopy, colonoscopy and polypectomy, including fees for biopsies, have been established. The Company anticipates that if the OBS receives FDA clearance and proves clinical utility with better outcomes, reimbursement for procedures utilizing the OBS would eventually be available. However, there can be no certainty that such third-party reimbursement will be available in the future or within a time-frame that would benefit the Company.

      Capital costs for medical equipment purchased by hospitals are reimbursed separately from DRG payments. Therefore, the market for the Company's products could be adversely affected by changes in governmental and private third-party payors' policies or by federal legislation that reduces reimbursements under the capital cost pass through systems for capital equipment.


      The funding for Medicare and Medicaid is also subject to limits set by Congress. In 1997 Congress approved Medicare coverage for preventive colorectal cancer screening tests as part of the Balanced Budget Act of 1997, and this new benefit went into effect in January 1998 for the 37.3 million Americans covered by Medicare. Because studies have shown that colorectal cancer screening can prevent 20%-40% of potential colorectal cancers and 30%-50% of colorectal cancer deaths, the Company believes that such funding should lead to greater awareness of colorectal cancer among the general population, larger budgets for screening, higher reimbursement levels and potentially the establishment of new reimbursement codes for new technologies like the OBS. However, there can be no assurance that any such increase in funding would lead to third party reimbursement for the OBS.


      The Company expects that there will be continued pressure on cost-containment throughout the United States health care system. Cost reduction, cost containment, managed care, capitation pricing (i.e., pricing based on a fixed price per procedure, rather than on the number of disposable products or hospital supplies used), and consignment sales are becoming more and more common, not only in the United States but also in many European countries and Japan. Limits on third-party reimbursements leading to cuts in reimbursements for new procedures or experimental procedures would affect the ability of smaller companies with new technologies, like the Company, to compete with larger established firms. The emphasis on cost containment and cost reduction has led to increased participation in managed care environments by companies that seek to reduce their cost of providing health care benefits to employees.

      Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems. Market acceptance of the Company's products will depend on the availability and level of reimbursement in international markets targeted by the Company. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular time, for a particular amount, or at all.

      Regardless of the type of reimbursement system, the Company believes that physician advocacy of the Company's products will be required to obtain reimbursement. The Company believes that less invasive procedures generally provide less costly overall therapies as compared to conventional drugs, surgery and other treatments. The Company anticipates, but there can be no assurance, that hospital administrators and physicians would justify the use of the Company's products by the attendant cost and time savings and clinical benefits that the Company believes would be derived from the use of its products. Accordingly, reimbursement for the Company's products may not be available in the United States or in international markets under either government or private reimbursement systems, and physicians may not advocate reimbursement for procedures using the Company's products. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company.

PRODUCT LIABILITY AND INSURANCE

      The development, manufacture and sale of medical products and devices entail significant risk of product liability claims and product failure claims. The Company faces an inherent business risk of financial exposure to product liability claims in the event that the use of its products results in personal injury or death. Clinical trials or marketing of any of the Company's products may expose the Company to liability claims resulting from the use of such products. The Company has conducted only limited clinical trials and does not yet have, and will not have for a number of years, significant clinical data to allow the Company to measure the risk of such claims with respect to its products. The Company also faces the possibility that defects in the design or manufacture of its products might necessitate a product recall. There can be no assurance the Company will not experience losses due to product liability claims or recalls in the future. The Company currently maintains a product liability insurance policy with an aggregate and per occurrence limit of $2,000,000. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate. In addition, the Company will require increased product liability coverage if any of the Company's products are successfully commercialized. An inability to maintain insurance under terms acceptable to the Company could prevent or inhibit the clinical testing or commercialization of products developed by the Company. In addition, there can be no assurance, regardless of the availability of product liability insurance, that the Company will be adequately protected from claims that might be brought against it. A product liability claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect the Company's business, financial condition and results of operations.

EMPLOYEES

      As of June 30, 1998, the Company had 12 full-time employees, nine of whom were engaged in product engineering design and development, manufacturing, and regulatory affairs, and three of whom were engaged in administration. The Company is not subject to any collective bargaining agreement and believes that its employee relations are generally satisfactory.

      The Company relies heavily on external consultants in the regulatory, software development and design engineering areas. The Company has been successful in attracting and retaining qualified technical personnel. There can be no assurance, however, that the Company will be able to continue to attract or retain the skilled employees it requires for profitable operations.

PROPERTY

      The Company leases its principal executive offices at 3650 Annapolis Lane, Suite 101, Minneapolis, Minnesota. This facility consists of approximately 5,530 square feet of office, laboratory, quality testing, and warehouse space. The lease provides for monthly rental payments of $4,436 for the first 36 months, and $4,566 for the next 24 months. The current rent including a pro rata share of operating expenses and real estate taxes is approximately $6,115 per month. The lease expires at the end of October 2001. The Company believes that it maintains appropriate levels of standard property and casualty insurance coverage on its property. The Company believes that this facility isadequate for its immediate needs but that additional space may be required within the next two years in order to commercialize the OBS.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The names, ages and positions of the executive officers, key management personnel and directors of the Company are listed below.

NAME                             AGE   POSITION
----                             ---   --------

Brian T. McMahon ............... 44    Chairman of the Board and Chief Executive
                                       Officer

Chester E. Sievert, Jr. ........ 46    President and Chief Operating Officer

Henry M. Holterman(1) (2) ...... 43    Director

Nathaniel S. Thayer(1) (2) ..... 73    Director

-------------------
(1)   Member of the Audit Committee of the Board of Directors
(2)   Member of the Compensation Committee of the Board of Directors

      BRIAN T. MCMAHON has served as Chairman of the Board and Chief Executive Officer of the Company since March 1998. Mr. McMahon was elected Director, President and Chief Executive Officer in May 1993, and assumed the position of Chairman of the Board in May 1997. Mr. McMahon joined the Company in the capacity of Executive Vice President and Chief Operating Officer in July 1992 and, prior to that, served as an independent consultant to the Company from May 1992 to July 1992. Prior to joining the Company, Mr. McMahon held various marketing, business development and sales management positions with SCIMED Life Systems, Inc., a wholly owned subsidiary of Boston Scientific Corporation, culminating in the position of Director of Marketing and Business Development.

      CHESTER E. SIEVERT, JR. has served as President and Chief Operating Officer of the Company since March 1998. He previously served as the Executive Vice President of Development and Operations, beginning in July 1997. He joined the Company in June 1996 as a consultant, and began serving as Vice President of Development in November 1996. Prior to joining the Company, Mr. Sievert founded and worked at two medical product companies, ReTech, Inc. from 1980 to 1986, and FlexMedics Corporation from 1986 to 1995. As a former academic scientist on staff at the University of Minnesota College of Medicine and the Veterans Administration Medical Center, Mr. Sievert published extensively in the fields of gastroenterology, urology and fiber optics. Mr. Sievert has a Bachelor of Science Degree in Comparative Physiology from the University of Minnesota.

      HENRY M. HOLTERMAN has served as a director of the Company since March 1992. Since 1991, he has been the Managing Director of Reggeborgh Beheer BV, a company located in the Netherlands that invests in companies and owns property projects generally located in the Netherlands. Mr. Holterman is a chartered accountant and, from 1987 to 1991, was group controller for Transport Development Group PLC and the Dutch Holding Company ETOM NV. From 1984 to 1988, Mr. Holterman was the President of the Board of Directors of LETO Recycling, a Swedish-Dutch company involved in recycling chemical waste.

      NATHANIEL S. THAYER has served as a director of the Company since May 1993. He has been a partner in the law firm of Blais Cunningham & Crowe Chester, located in Pawtucket, Rhode Island, since 1969.

      The Company's Bylaws authorize the Board of Directors to fix the number of directors from time to time, and the number is currently set at five directors. There are currently two vacancies on the Board. All directors hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

      AUDIT COMMITTEE

      The functions of the Audit Committee are (i) to review the internal and external financial reporting of the Company; (ii) to review the scope of the independent audit; and (iii) to consider comments by the auditors regarding internal controls and accounting procedures and management's response to any such comments.

      COMPENSATION COMMITTEE

      The functions of the Compensation Committee are (i) to recommend the compensation for those officers who are also directors and for senior management; (ii) to review senior management's objectives; and (iii) to make recommendations to the Board of Directors regarding the administration of, and the grant of options under, the Company's 1991 Stock Plan.

MEDICAL AND SCIENTIFIC ADVISORY BOARD

      The Company maintains a Medical and Scientific Advisory Board composed of individuals with expertise in various medical specialties. Members of the Company's management and scientific and technical staff consult with members of the Medical and Scientific Advisory Board from time to time with respect to its scientific research and development programs. The Company also consults with members of the Medical and Scientific Advisory Board with respect to the Company's development of its products and systems, the design of its clinical trials and advice on regulatory strategies and reimbursement issues. A list of the current members of the Medical and Scientific Advisory Board with brief biographies is set forth below.

      JOHN I. ALLEN, M.D. is an Associate Professor of Medicine at the University of Minnesota and a gastroenterologist at Minnesota Gastroenterology P.A. He is the co-director of research and co-chair of the Clinical Practice Committee at Minnesota Gastroenterology P.A. and Clinical Director of the Minneapolis Specialty Physicians. Dr. Allen received his M.D. degree from the University of New Mexico in 1977 and has been associated with the University of Minnesota and Minnesota Gastroenterology P.A. since 1981.

      OLIVER CASS, M.D. is the Director of the Gastroenterology Laboratory at the Hennepin County Medical Center and an Assistant Professor of Medicine at the University of Minnesota. He is a member of the Computer Committee of the American Society for Gastrointestinal Endoscopy and a member of the Diagnostic and Therapeutic Technology Assessment Panel of the American Medical Association. Dr. Cass received his M.D. degree from the University of Minnesota in 1978 and has been employed as a physician at the Hennepin County Medical Center and as an Assistant Professor at the University of Minnesota since 1984.

      DOUGLAS M. HAWKINS, PH.D. is a Professor of Statistics and the Chairman of the Department of Applied Statistics at the University of Minnesota. He is a member of the International Statistical Institute, a fellow of the American Statistical Association and a senior member of the American Society for Quality. He is also an associate editor of the Journal for the American Statistical Association. Dr. Hawkins received his Ph.D. degree from the Witwatersrand University, Johannesburg, South Africa, in 1969.

      JOSE JESSURUN, M.D. is an Associate Professor of Pathology at the University of Minnesota and is the Director of Surgical Pathology, Department of Laboratory Medicine and Pathology, at the University of Minnesota. He is a member of the Latin American Society of Pathology, the United States and Canadian Academy of Pathology and the Minnesota Society of Clinical Pathology. Dr. Jessurun received his M.D. degree from the National Autonomous University of Mexico in Mexico City in 1977, was the chief resident in surgical pathology at Massachusetts General Hospital from 1983-84 and has been an Associate Professor at the University of Minnesota since 1991.

      NORMAN NISHIOKA, M.D. is an Assistant Professor of Medicine at Harvard Medical School and an Assistant Professor, Division of Health Sciences and Technology, at the Massachusetts Institute of Technology. He is also an Associate Physician at the Massachusetts General Hospital, where he acts as the Clinical Director of the Laser Center. He also serves on the Endoscopy Committee at Massachusetts General Hospital and is the Chairman of the Committee on Research for the Harvard Medical School Laser Center. Dr. Nishioka received his M.D. degree from the University of California, Los Angeles in 1981 and has been employed in various academic capacities with Harvard Medical School and Massachusetts General Hospital since 1987.

      DELWIN K. OHRT, M.D. is the Vice President of Clinical Resources and Medical Affairs for Volunteer Hospitals of American Upper Midwest, Inc. in Minneapolis, Minnesota. He was formerly the Medical Director and Chairman of the Medical Technology Assessment Committee of Blue Cross and Blue Shield of Minnesota and the Senior Vice President of Blue Plus. He is a member of the Uniform Clinical Data Advisory Panel of the American Hospital Association, the Minnesota Medical Association Practice and Planning Committee and the Health Technology Advisory Committee of the Minnesota Health Care Commission. Dr. Ohrt received his M.D. degree from the University of Nebraska in 1965.

      PHILLIP H. STOLTENBERG, M.D. is a gastroenterologist at Minnesota Gastroenterology P.A. He has served as an Assistant Professor of Medicine, Division of Gastroenterology, at the University of Minnesota and an Assistant Professor of Medicine at the Texas A&M University Health Science Center. He is the Chairman of the United Hospital Gastrointestinal Subcommittee and a member of the United Hospital Quality Management Committee. Dr. Stoltenberg received his M.D. degree from the University of Minnesota in 1976 and has been a physician at Minnesota Gastroenterology since 1995.

      KENNETH K. WANG, M.D. is an Assistant Professor at the Mayo Medical School in Rochester, Minnesota. He is a member of the Gastroenterology Research Committee at the Mayo Clinic and the Director of the Laser Photodynamics Laboratory. He is also serving on the American Society for Gastrointestinal Endoscopy Informatics Committee and the Education and Technology Subcommittee of the American Gastroenterology Association. Dr. Wang received his M.D. degree from Wayne State University in Detroit, Michigan and has been an Assistant Professor at the Mayo Medical School since 1989.

EXECUTIVE COMPENSATION

      COMPENSATION OF DIRECTORS


      The Company pays each non-employee director $500 for each Board of Directors' meeting and committee meeting attended and reimburses each such director for reasonable travel and out-of-pocket expenses for attendance at these meetings. Employee directors are not entitled to any compensation for attendance at Board of Directors' and committee meetings.


      Pursuant to the Company's 1991 Stock Plan, each non-employee director is entitled to receive an option to purchase 10,000 shares of Common Stock when first elected to the Board of Directors. Prior to October 1996, non-employee directors were entitled to receive an initial option grant of 25,000 shares of Common Stock. Additionally, each non-employee director is entitled to receive an automatic grant of options to purchase 5,000 shares of Common Stock upon re-election to the Board each year the 1991 Stock Plan is in effect. The exercise price of the option is based on the greater of (a) the prevailing market price (defined as the closing bid price) of the Common Stock on the date of grant or (b) the average of the closing bid prices of the Common Stock for the ten trading days immediately prior to the date of grant.

      The options granted to non-employee directors under the Company's 1991 Stock Plan expire ten years from the date of grant (subject to earlier termination in the event of death), are not transferable (except by will or the laws of descent and distribution), and become fully exercisable one year after the date of grant.

      COMPENSATION OF EXECUTIVE OFFICERS

      The following table shows for the fiscal year ending December 31, 1997, compensation awarded, paid to, or earned by the Company's Chief Executive Officer and to all executive officers whose salary and bonuses exceeded $100,000 for that year (the "Named Executive Officers"):

                                          Annual Compensation                       Awards           Payouts
                               ----------------------------------------   ------------------------   -------
                                                                Other                   Securities
                                                               Annual     Restricted    Underlying             All Other
Name and Principal                                             Compen-      Stock        Option/s     LTIP      Compen-
Position                       Year     Salary      Bonus     sation(1)    Award(s)        SARs      Payouts   sation(8)
----------------------------   ----   ---------   ---------   ---------   ----------   -----------   -------   ---------
Brian T. McMahon               1997   $ 137,496   $      --   $   6,307          --     289,065(2)        --   $   3,094
Chairman of the Board,         1996     137,496      34,374       8,279          --      50,000(3)                 2,062
Chief Executive Officer        1995     146,490      27,500       8,580          --     150,000(4)        --       1,317
and Director

Chester E. Sievert, Jr.        1997      92,500      15,000       6,000          --      85,000(2)        --       1,712
President and Chief            1996      11,987          --       1,000          --      17,079(5)        --          --
Operating Officer              1995          --          --          --          --           -           --          --

Ching-Meng Chew(9)             1997      92,500      14,250       6,575          --      25,000(2)        --       2,850
Vice President of Finance      1996      82,500      16,500       6,585          --      15,000(6)        --       1,157
and Administration, Chief      1995      25,385       3,822       1,869          --      45,000(7)        --          --
Financial Officer, Treasurer
and Secretary


-----------------

(1) Other Annual Compensation primarily involves a car allowance of $500 per month for each of the Named Executive Officers beginning April 1, 1996. Prior to such date, the car allowance was $450 per month. In addition, Mr. McMahon received $2,129 and $2,838 in medical benefits in 1996 and 1995, respectively. Mr. McMahon received no medical benefits in 1997.
(2) Details of these option grants are provided in the following table entitled "Option Grants in Last Fiscal Year."
(3) Represents a ten-year stock option for 50,000 shares of Common Stock, vesting one-third per year over three years, at an exercise price of $7.00 per share. On February 28, 1998, Mr. McMahon held total stock options for 739,065 shares of Common Stock.
(4) Represents a ten-year stock option for 150,000 shares of Common Stock, vesting one-third per year over three years, at an exercise price of $3.00 per share.
(5) Includes a ten-year stock option for 15,000 shares of Common Stock, vesting one-third per year over three years, at an exercise price of $4.9875 per share, and for 2,079 shares at $7.75 per share, which vested while Mr. Sievert served as a consultant to the Company. On February 28, 1998, Mr. Sievert held total stock options for 147,079 shares of Common Stock. Mr. Sievert joined the Company in June 1996 as consultant, and assumed the position of Vice President of Development in November 1996. He later assumed the position of Executive Vice President of Development and Operations in July 1997 and President and Chief Operating Officer on March 9, 1998.
(6) Represents a ten-year stock option for 15,000 shares of Common Stock, vesting one-third per year over three years, at an exercise price of $7.00 per share.
(7) Represents a five-year stock option for 45,000 shares of Common Stock, vesting one-third per year over three years, at an exercise price of $3.9375 per share. On February 28, 1998, Mr. Chew held total stock options for 122,500 shares of Common Stock.
(8) All Other Compensation includes amounts contributed to the SPECTRASCIENCE Savings and Retirement Plan, which qualifies as a 401(k) Plan under the Internal Revenue Code of 1986, as amended.
(9)   Mr. Chew announced his resignation from the Company in July 1998.

      OPTION GRANTS

      The following table sets forth information concerning individual grants of stock options made to the Named Executive Officers named in the Summary Compensation Table. No stock appreciation rights ("SARs") were granted or exercised for the year ended December 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                           Individual Grants                     Potential Realizable
                       ---------------------------------------------------     Value at Assumed Annual
                         Number of      % of Total                               Rates of Stock Price
                        Securities       Options      Exercise                      Appreciation
                        Underlying      Granted to    or Base                     for Option Term(5)
                          Options      Employees in    Price     Expiration    -----------------------
                       Granted(1)(2)   Fiscal Year     ($/Sh)       Date           5%          10%
                       -------------   ------------   --------   ----------    ---------   -----------
Brian T. McMahon          50,000(3)       64.1%       $4.7625    1/31/2007     $ 717,670   $ 1,818,718
                          50,000(3)                    3.7625    4/14/2007
                         189,065(3)                    3.7813    9/16/2007

Chester E. Sievert, Jr.   35,000          18.8         3.9125     9/2/2007       209,147       530,019
                          50,000(4)                    3.9125     9/2/2007

Ching-Meng Chew(6)        25,000           5.5         4.7625    1/31/2007        74,878       189,755


-----------------

(1) These ten-year stock options were granted pursuant to the 1991 Stock Plan. One third of the shares under such options vest on each anniversary date from the date of grant, so that all the shares are vested by the third anniversary date of the date of grant.
(2) The exercise price was determined based on the greater of (a) the prevailing market price (defined as the closing bid price) of the Common Stock on the date of grant or (b) the average of the closing bid prices of the Common Stock for the ten trading days immediately prior to the date of grant.
(3) Mr. McMahon previously held fully-vested stock options as follows: (a) a five-year option for 50,000 shares exercisable at $2.50 per share, which expired unexercised on February 4, 1997; and (b) a five-year option for 150,000 shares at $3.00 per share, which expired unexercised on September 30, 1997. During 1997, Mr. McMahon was granted new options as follows: (a) a ten-year option for 50,000 shares at $3.7625 per share, vesting one-third per year over three years, with all of the shares vesting by April 14, 2000, and (b) a ten-year option for 189,065 shares at $3.7813 per share, vesting one-third per year over three years, with all the shares vesting by September 16, 2000.
(4) Mr. Sievert was granted a ten-year stock option for 50,000 shares which will vest in its entirety upon the successful completion of the clinical studies on the OBS, the filing with the FDA of a PMA application and final FDA product approval.
(5) Potential realizable value is net of exercise price, but before taxes associated with exercise. Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term, multiplied by the number of options granted. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels, or at any other defined level.
(6)   Mr. Chew announced his resignation from the Company in July 1998.

      OPTION VALUES

      The following table sets forth certain information concerning individual exercises of stock options during the year ended December 31, 1997 and the value of unexercised stock options as of December 31, 1997 for the Named Executive Officers. No shares were acquired through the exercise of options by the Named Executive Officers during 1997.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                  Value of unexercised
                                  Shares                 Number of Securities         In-the-Money
                               acquired on     Value    Underlying Unexercised        Options/SARs
                               exercise(1)   realized   Options/SARs at FY-end      at FY-end (1)(2)
                               -----------   --------   ----------------------   ----------------------
                                                                    Unexercis-               Unexercis-
                                                        Exercisable    able      Exercisable    able
                                                        ----------- ----------   ----------- ----------
Brian T. McMahon (3)                   --         --        316,666    322,399     $ 487,500  $ 202,639
Chester E. Sievert, Jr. (4)            --         --          7,079     95,000            --     60,563
Ching-Meng Chew (5)                    --         --         35,000     50,000        20,625     10,313


---------------
(1) Upon the exercise of an option, the optionee must pay the exercise price in cash or stock. Stock options are "in-the-money" if the closing bid price for the Common Stock is greater than the exercise price of the stock options. The closing bid price for the Common Stock on December 31, 1997 was $4.625 per share. The value of the options is calculated by taking the difference between the exercise price and the closing bid price on December 31, 1997, and multiplying this difference by the number of option shares. When the exercise price was higher than the market value of the Common Stock, the option was not "in-the-money."
(2) Does not include the number or value of unexercisable options granted subsequent to December 31, 1997. No SARs were held by any of the Named Executive Officers on December 31, 1997.
(3) "In-the-money" options include 300,000 shares which are exercisable and 239,065 shares which are unexercisable.
(4) "In-the-money" options include no shares which are exercisable and 85,000 shares which are unexercisable.
(5) "In-the-money" options include 30,000 shares which are exercisable and 15,000 shares which are unexercisable. Mr. Chew announced his resignation from the Company in July 1998.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL AGREEMENTS

      Except as described below, the Company does not have employment agreements with its executive officers.

      The Company entered into a Severance Agreement with each of Messrs. McMahon and Chew on November 26, 1996 and with Mr. Sievert on May 21, 1997 (each, a "Severance Agreement") providing for severance pay in the event of a "Change in Control" (as defined in each Severance Agreement). The Severance Agreements provide for severance pay to each of the Named Executive Officers if such officer's employment is terminated, either voluntarily or involuntarily, during the three-year period following a Change in Control. The severance payment shall be equal to full compensation for two years (in the case of Mr. McMahon) and full compensation for one year (in the case of Mr. Sievert and Mr.
Chew), and payment will be made in a lump sum upon termination. In addition to the severance payment, each of the Named Executive Officers will be entitled to the following benefits upon a Change in Control: (i) 18 months of life, accident and health and dental insurance benefits; (ii) 12 months of out-placement services; (iii) complete coverage for fiduciary liability and directors' and officers' insurance for a period of six years after a Change in Control; (iv) indemnification for any losses that might result from actions taken in good faith before the "Date of Termination" (as defined in each Severance Agreement);
(v) reimbursement for all legal fees and expenses incurred as a result of termination, except to the extent such payment would constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (vi) all benefits under the Company's Savings and Retirement Plan, or any successor to such plan and any other plan or arrangement relating to retirement benefits; (vii) all benefits and rights under any and all Company stock purchase, restricted stock grant and stock option plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to any of the Named Executive Officers under each officer's Severance Agreement; and (viii) immediate vesting of all outstanding but unvested options. If there had been a Change in Control for the fiscal year ended December 31, 1997, and the employment of Messrs. McMahon, Chew and Sievert were immediately terminated, Messrs. McMahon, Chew and

Sievert would have been entitled to receive, pursuant to the terms of the respective Severance Agreement, lump sum payments upon termination of $396,989, $136,000 and $136,000, respectively.

      All stock option agreements outstanding under the Company's 1991 Stock Plan provide for the acceleration of exercisability of options immediately prior to a Change in Control (except in certain cases where the optionee is terminated for "cause" or resigns without "good reason").

1991 STOCK PLAN

      In 1991, the Company adopted the 1991 Stock Plan (the "Plan"), under which 1,624,000 shares of Common Stock were initially reserved for issuance upon exercise of options granted to selected employees and non-employees of the Company. After the Company's one-for-five reverse stock split on July 1, 1994, there were 325,000 shares of Common Stock reserved for issuance upon exercise of options. The Plan provides for the grant of both stock options intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options.

      Subject to the limitations set forth in the Plan, the Compensation Committee of the Board of Director has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonqualified stock option, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the options. The maximum term of options granted under the Plan is ten years. Options granted under the Plan generally are nontransferable and expire two years after the termination of an optionee's employment or consultantcy with the Company. In general, if an optionee dies, such person's options may be exercised up to two years after his or her death.


      The exercise price of options granted under the Plan is determined by the Board of Directors (or the Compensation Committee) based on the greater of (a) the prevailing market price (defined as the closing price) of the Common Stock on the date of grant or (b) the average of the closing bid price of the Common Stock for the ten trading days immediately prior to the date of grant. The exercise price of stock options must equal 85% of the fair market value of the Common Stock on the date of grant or, in the case of incentive stock options, must equal 100% of fair market value of the Common Stock on the date of grant. As of June 30, 1998, the Company had outstanding options to purchase an aggregate of 1,202,711 shares held by 23 persons at a weighted average exercise price of $4.46 per share. As of June 30, 1998, a total of 293,169 options granted pursuant to the Plan had been exercised.


                              CERTAIN TRANSACTIONS


      There are no material transactions between the Company and its directors or executive officers. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS


      The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of [May 31, 1998,] by: (a) each director of the Company; (b) each Named Executive Officer; (c) each person or entity known by the Company to own beneficially more than five percent of the Common Stock; and (d) all the directors and executive officers of the Company as a group.


        Name and Address of            Share Beneficially       Percent Beneficially Owned
         Beneficial Owner                     Owned          Before Offering   After Offering
------------------------------------   -------------------   ---------------   --------------
Perkins Capital Management, Inc. and               607,467          12.4   %          8.2   %
The Perkins Opportunity Fund(1)

Nathaniel S. Thayer(2)                             492,438          10.4              6.8

Brian T. McMahon(3)                                401,655           7.9              5.3

Reggeborgh Beheer BV(4)                            280,333           6.0              3.9

Ching-Meng Chew(5)                                  59,233           1.2              0.8

Chester E. Sievert, Jr.(6)                          27,745           0.5              0.3

Henry M. Holterman(7)                               16,000           0.3              0.2

Officers and Directors as a Group(8)               994,081          19.1             12.9
      (5 persons)

-----------------

(1) Includes (a) 234,134 shares owned by Perkins Capital Management, Inc. ("PCM") and (b) 200,000 shares owned by The Perkins Opportunity Fund (collectively with PCM, "Perkins"). The shares beneficially owned by PCM also include 173,333 shares issuable upon exercise of warrants held by Perkins or their clients. The address of Perkins is 730 East Lake Street, Wayzata, MN 55391-1769.

(2) Includes (a) 454,238 shares owned by Mr. Thayer, (b) 38,000 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998 and (c) 200 shares held in a joint account in which Mr. Thayer has a 50% beneficial interest. Mr. Thayer, a non-employee director of the Company, is a partner of the law firm of Blais Cunningham & Crowe Chester, and his address is 150 Main Street, P.O. Box 1325, Pawtucket, RI 02862.

(3) Includes (a) 58,333 shares owned by Mr. McMahon, and (b) 343,332 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998. Mr. McMahon is Chairman of the Board and Chief Executive Officer of the Company, and his address is 3650 Annapolis Lane, Suite 101, Minneapolis, MN 55447-5434.

(4) Includes 96,333 shares held by Mr. Dik Wessels, a controlling shareholder of Reggeborgh Beheer BV, that are exercisable within 60 days of May 31, 1998. The address of Reggeborgh Beheer BV is Postbox 319, Industrieweg 12, 7460 AH Rijssen, The Netherlands.

(5) Includes 59,233 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998. Mr. Chew is the Vice President-Finance and Administration, Chief Financial Officer, Treasurer and Secretary of the Company, and his address is 3650 Annapolis Lane, Suite 101, Minneapolis, Minnesota 55447-5434. Mr. Chew announced his resignation from the Company in July 1998.

(6) Includes 24,745 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998. Excludes 50,000 shares issuable upon exercise of options that will vest upon the successful completion of the clinical studies on the OBS, the filing of a PMA application with the FDA and final FDA product approval. Mr. Sievert is the President and Chief Operating Officer of the Company, and his address is 3650 Annapolis Lane, Suite 101, Minneapolis, Minnesota 55447-5434.

(7) Includes 16,000 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 1998. Mr. Holterman is a non-employee director of the Company, and his address is the same as the address of Reggeborgh Beheer BV (included in footnote (4) above), where he is the Managing Director.

(8) Includes 512,771 shares and 481,310 shares issuable upon exercise of options held by all directors and executive officers (5 persons) that are exercisable within 60 days of May 31, 1998. Excludes 50,000 shares issuable upon exercise of an option held by Mr. Sievert upon the successful completion of the clinical studies on the OBS described in footnote (6) above.

                            DESCRIPTION OF SECURITIES

GENERAL


      The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $.25 par value per share and 20,000,000 shares of undesignated preferred stock, $1.00 par value per share (the "Preferred Stock"). As of June 30, 1998, there were issued and outstanding 4,714,104 shares of Common Stock, which were held by approximately 1,000 shareholders of record, and 1,901,672 shares of Common Stock were reserved for issuance upon exercise of outstanding options and warrants. As of June 30, 1998, there were no issued and outstanding shares of Preferred Stock of the Company.


      The following summary of the terms and provision of the Company's securities does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws and applicable law.

COMMON STOCK

      The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors, which means that the holders of more than 50% of the outstanding Common Stock voting for the election of directors can elect all of the directors of the Company to be elected, if they so choose. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and are entitled to share ratably in all assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

      The Company's Board of Directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Preferred Stock. Although there is no current intention to do so, the Board of Directors may, without shareholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect or delaying, deferring or preventing a change in control of the Company.

WARRANTS

      As of June 30, 1998 the Company had the following outstanding warrants: warrants to purchase 184,998 shares of Common Stock at $3.00 per share, expiring September 1999 through June 2000, issued in connection with bridge loans; warrants to purchase 264,175 shares of Common Stock at $9.50 per share, expiring December 1998, issued in connection with a private placement of the Company; warrants to purchase 79,250 shares of Common Stock at $5.00 per share, expiring December 2000, issued in connection with a private placement of the Company; and conditional warrants to purchase 26,418 shares of Common Stock at $9.50 per share, expiring December 1998, issued in connection with a private placement of the Company. The conditional warrants were granted to a selling agent and will only be issued if the other warrants issued at $9.50 per share are exercised.

REGISTRATION RIGHTS

      The Representative of the Underwriters, as holder of the Representative's Warrants, has "piggyback" rights to include the shares underlying the Representative's Warrants in any registration statement filed by the Company during the period ending six years from the closing of the Offering and also has "demand" rights during the period ending five years from the closing of the Offering to require, by action of not less than the holders of a majority of the Representative's Warrants, up to one "demand" registration by the Company, of the shares underlying the Representative's Warrants. In addition, any holder of the Representative's Warrants has "demand" rights during the period ending five years from the closing of the Offering to require one "demand" registration of the shares underlying such holder's warrants, solely at the expense of such holder. To the Company's knowledge, no other holders of the Company's securities have registration rights.

MINNESOTA BUSINESS CORPORATION ACT

      Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

      Section 302A.671 of the Minnesota Business Corporations Act applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

      Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between the Company and certain shareholders who become the beneficial holders of 10% or more of the Company's outstanding voting stock ("interested shareholders") unless a majority of the disinterested directors of the Company has approved, prior to the date on which the interested shareholders acquire a 10% interest, either the business combination transaction suggested by such shareholders or the acquisition of shares that made such shareholders interested shareholders. If such prior approval is not obtained, the statute imposes a four-year prohibition from the interested shareholders' share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock, and various other transactions involving the Company and the statutory interested shareholder or its affiliates.

      In the event of certain tender offers for stock of the Company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the Board of Directors consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar with respect to the Common Stock is Norwest Bank Minnesota, N.A.

                                  UNDERWRITING

      The Underwriters named below (the "Underwriters"), for whom Josephthal & Co. Inc. is acting as the Representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective numbers of shares of Common Stock set forth opposite their names below.

    UNDERWRITERS                        Number of Shares
    ------------                        ----------------

    Josephthal & Co. Inc. ...........
                                        ----------------
    Total ...........................
                                        ================

      The Underwriters are committed to purchase all the shares of Common Stock offered hereby, if any of such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

      The Company has been advised by the Representative that the Underwriters initially propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of $_______ per share of Common Stock. Such dealers may re-allow a concession not in excess of $_______ per share of Common Stock to other dealers. After the initial distribution of the shares of Common Stock offered hereby has been completed, the public offering price, concession and reallowance may be changed by the Representative. No such change, however, will change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

      The Representative has advised the Company that it does not anticipate sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares of Common Stock offered hereby.

      The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in connection with the Offering. The Company has also agreed to pay the Representative an expense allowance on a non-accountable basis equal to one percent of the gross proceeds of the Offering and a financial advisor's fee equal to one percent of the gross proceeds of the Offering, no portion of which has been paid to date.


      The Underwriters have been granted an option by the Company, exercisable within 45 days of the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the public offering price per share of Common Stock offered hereby, less the underwriting discount and the non-accountable expense allowance described above (the "Over-Allotment Option"). Such option may be exercised solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.


      All of the Company's officers and directors holding shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding at the effective date of the Offering have agreed not to offer to sell, sell, transfer, hypothecate or otherwise encumber or dispose of any such beneficial interest in any such securities whether or not beneficially owned by them, without the prior written consent of the Representative, for a period of six months from the effective date of the Offering. An appropriate legend shall be marked on the face of the certificates representing all such securities.

      Upon consummation of the Offering, the Company has agreed to sell to the Representative, for nominal consideration, the Representative's Warrants to purchase from the Company 250,000 shares of Common Stock. The Representative's Warrants are initially exercisable at a price per share equal to 120% of the public offering price for a period of four years commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the Representative.

The Representative's Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain registration rights for the securities issuable upon exercise thereof. See "Description of Securities-Registration Rights."

      The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a market price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed the greater of 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

      In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares of Common Stock, by exercising the Over-Allotment Option. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to the copies of such agreements which are filed as exhibits to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with the Offering.

                                     EXPERTS

      The financial statements of the Company at December 31, 1996 and 1997, and for the years then ended included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Registration Statement, including exhibits thereto, and such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of the Commission's regional offices located at 7 World Trade Center, New York, New York 10048; and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is "http://www.sec.gov."

      The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to shares of Common Stock being offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                              SpectraScience, Inc.

                          Audited Financial Statements




                     Years ended December 31, 1996 and 1997
                        and at June 30, 1998 (unaudited)




                                    CONTENTS


Report of Independent Auditors.............................................. F-2

Audited Financial Statements

          Balance Sheets.................................................... F-3
          Statements of Operations.......................................... F-4
          Statement of Changes in Stockholders' Equity...................... F-5
          Statements of Cash Flows.......................................... F-6
          Notes to Financial Statements..................................... F-7

                         Report of Independent Auditors



Board of Directors
SpectraScience, Inc.

We have audited the accompanying balance sheets of SpectraScience, Inc. as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpectraScience, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                   /s/ Ernst & Young LLP



February 13, 1998, except for Note 10,
as to which the date is March 26, 1998
Minneapolis, Minnesota

                              SPECTRASCIENCE, INC.

                                 BALANCE SHEETS


                                                                                 December 31                 June 30,
                                                                            1996             1997              1998
                                                                        ------------     ------------     ------------
ASSETS                                                                                                     (unaudited)
Current assets:
   Cash and cash equivalents                                            $  3,047,182     $  1,638,173     $  1,136,522
   Inventory                                                                 192,151          180,474          301,295
   Other current assets                                                      103,736           98,419           95,084
                                                                        ------------     ------------     ------------
Total current assets                                                       3,343,069        1,917,066        1,532,901

Fixed assets:
   Office furniture and equipment                                            239,915          249,935          260,672
   Machinery and equipment                                                   558,029          560,201          562,704
                                                                        ------------     ------------     ------------
                                                                             797,944          810,136          823,376
   Less accumulated depreciation                                            (590,424)        (655,090)        (781,442)
                                                                        ------------     ------------     ------------
                                                                             207,520          155,046           41,934
                                                                        ------------     ------------     ------------
Total assets                                                            $  3,550,589     $  2,072,112     $  1,574,835
                                                                        ============     ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                     $    107,866     $    140,809     $    121,965
   Accrued compensation and taxes                                             97,735          100,690           83,903
   Accrured expenses                                                          37,216           61,019          106,306
   Accrued clinical research fees                                            149,800          159,899           70,010
                                                                        ------------     ------------     ------------
Total current liabilities                                                    392,617          462,417          382,184

Commitments

Stockholders' equity:
   Undesignated preferred stock, $1.00 par value:
      Authorized shares--20,000,000
      Issued and outstanding shares--none                                         --               --               --
   Convertible preferred stock, Series A, par value $1.00 per share:
      Authorized shares--5,000,000
      Issued and outstanding shares--66,667 in 1996                           66,667               --               --
   Convertible preferred stock, Series B, par value $1.00 per share
      Authorized shares--1,000,000
      Issued and outstanding shares--792,500 in 1996                         792,500               --               --
   Common Stock, $.25 par value:
      Authorized shares--10,000,000
      Issued and outstanding shares--3,621,212 in 1996, 4,506,559 in
         1997 and 4,714,104 at June 30, 1998                                 905,303        1,126,640        1,178,526
Additional paid-in capital                                                43,886,939       40,620,283       45,496,453
Accumulated deficit                                                      (42,493,437)     (44,137,228)     (45,482,328)
                                                                        ------------     ------------     ------------
Total stockholders' equity                                                 3,157,972        1,609,695        1,192,651
                                                                        ------------     ------------     ------------
Total liabilities and stockholders' equity                              $  3,550,589     $  2,072,112     $  1,574,835
                                                                        ============     ============     ============


SEE ACCOMPANYING NOTES.

                              SPECTRASCIENCE, INC.

                            STATEMENTS OF OPERATIONS


                                                                         Six Months ended
                                        Year ended December 31                June 30
                                          1996           1997           1997           1998
                                      -----------    -----------    -----------    -----------
                                                                            (UNAUDITED)
NET REVENUES
Product revenues                      $        --    $        --    $        --    $        --
Cost of products sold                          --             --             --             --
                                      -----------    -----------    -----------    -----------
                                               --             --             --             --

OPERATING EXPENSES
Research and development                  998,137      1,095,281        490,075        942,907
Selling, general and administrative       723,825        679,809        412,146        439,922
                                      -----------    -----------    -----------    -----------
Net loss from operations               (1,721,962)    (1,775,090)      (902,221)    (1,382,829)

OTHER (INCOME) EXPENSE
Interest and other (income) expense      (176,043)      (131,299)        73,359         37,729
                                      -----------    -----------    -----------    -----------

Net loss                              $(1,545,919)   $(1,643,791)   $  (828,862)   $(1,345,100)
                                      ===========    ===========    ===========    ===========

Net loss per common share             $      (.47)   $      (.37)   $      (.19)   $      (.29)
Weighted average common shares
   outstanding                          3,276,193      4,467,233      4,444,873      4,603,063



SEE ACCOMPANYING NOTES.

                              SPECTRASCIENCE, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  Series A Convertible      Series B Convertible
                                              Common Stock          Preferred Stock            Preferred Stock
                                        ----------------------- -----------  -----------  ------------------------
                                          Shares       Amount      Shares       Amount       Shares       Amount
                                        ----------- ----------- -----------  -----------  -----------  -----------
Balance December 31, 1995                 2,933,348 $   733,337     674,998  $   674,998      792,500  $   792,500
   Conversion of Series A preferred
      stock into common shares              608,331     152,083    (608,331)    (608,331)          --           --
   Exercise of Series A preferred stock
      detachable warrants into
      common shares                          33,333       8,333          --           --           --           --
   Exercise of stock options                 46,200      11,550          --           --           --           --
   Net loss                                      --          --          --           --           --           --
                                        ----------- ----------- -----------  -----------  -----------  -----------
Balance December 31, 1996                 3,621,212     905,303      66,667       66,667      792,500      792,500
   Conversion of Series A preferred
      stock into common shares               66,667      16,667     (66,667)     (66,667)          --           --
   Conversion of Series B preferred
      stock into common shares              792,500     198,125          --           --     (792,500)    (792,500)
   Exercise of Series A preferred stock
      detachable warrants into
      common shares                          16,111       4,028          --           --           --           --
   Exercise of stock options                 10,069       2,517          --           --           --           --
   Net loss                                      --          --          --           --           --           --
                                        ----------- ----------- -----------  -----------  -----------  -----------
Balance December 31, 1997                 4,506,559   1,126,640          --           --           --           --
   Exercise of stock options                 59,100      14,775          --           --           --           --
   Exercise of Series A preferred stock
      detachable warrants into
      common shares                         148,445      37,111          --           --           --           --
   Net loss                                      --          --          --           --           --           --
                                        ----------- ----------- -----------  -----------  -----------  -----------

Balance June 30, 1998 (unaudited)         4,714,104 $ 1,178,526          --  $        --           --  $        --
                                        =========== =========== ===========  ===========  ===========  ===========


                       [WIDE TABLE CONTINUED FROM ABOVE]

                                        Additional
                                          Paid-In   Accumulated
                                          Capital     Deficit       Total
                                        ----------- -----------  -----------
Balance December 31, 1995               $43,136,284 $(40,947,518)$ 4,389,601
   Conversion of Series A preferred
      stock into common shares              456,248          --           --
   Exercise of Series A preferred stock
      detachable warrants into
      common shares                         158,332          --      166,665
   Exercise of stock options                136,075          --      147,625
   Net loss                                      --  (1,545,919)  (1,545,919)
                                        ----------- -----------  -----------
Balance December 31, 1996                43,886,939 (42,493,437)   3,157,972
   Conversion of Series A preferred
      stock into common shares               50,000          --           --
   Conversion of Series B preferred
      stock into common shares              594,375          --           --
   Exercise of Series A preferred stock
      detachable warrants into
      common shares                          56,527          --       60,555
   Exercise of stock options                 32,442          --       34,959
   Net loss                                      --  (1,643,791)  (1,643,791)
                                        ----------- -----------  -----------
Balance December 31, 1997                44,620,283 (44,137,228)   1,609,695
   Exercise of stock options                171,056          --      185,831
   Exercise of Series A preferred stock
      detachable warrants into
      common shares                         705,114          --      742,225
   Net loss                                      --  (1,345,100)  (1,345,100)
                                        ----------- -----------  -----------

Balance June 30, 1998 (unaudited)       $45,496,453 $(45,482,328)$ 1,192,651
                                        =========== ===========  ===========


SEE ACCOMPANYING NOTES.

                              SPECTRASCIENCE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                        Six Months ended
                                                       Year ended December 31               June 30
                                                         1996           1997           1997           1998
                                                     -----------    -----------    -----------    -----------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                             $(1,545,919)   $(1,643,791)   $  (828,862)   $(1,345,100)
Adjustments to reconcile net loss to net cash
   used in operating activities:
      Depreciation                                        72,418         64,666         34,900        126,352
      Gain on sale of fixed assets                          (387)            --             --             --
      Changes in operating assets and liabilities:
         Accounts receivable                             100,641             --             --             --
         Inventory                                      (120,665)        11,677          9,232       (120,821)
         Other current assets                            (23,539)         5,317         32,106          3,335
         Accounts payable and accrued expenses           137,953         69,800         39,384        (80,233)
                                                     -----------    -----------    -----------    -----------
Net cash used in operating activities                 (1,379,498)    (1,492,331)      (713,240)    (1,416,467)

INVESTING ACTIVITIES
Purchase of fixed assets                                 (13,418)       (12,192)        (6,695)       (13,240)
Proceeds from sale of fixed assets                         2,482             --             --             --
                                                     -----------    -----------    -----------    -----------
Net cash used in investing activities                    (10,936)       (12,192)        (6,695)       (13,240)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable                       --             --             --             --
Proceeds from issuance of common stock                   314,290         95,514             --        928,056
Proceeds from issuance of preferred stock                     --             --             --             --
                                                     -----------    -----------    -----------    -----------
Net cash provided by financing activities                314,290         95,514             --        928,056
                                                     -----------    -----------    -----------    -----------
Net decrease increase in cash and cash equivalents    (1,076,144)    (1,409,009)      (719,935)      (501,651)
Cash and cash equivalents at beginning of period       4,123,326      3,047,182      3,047,182      1,638,173
                                                     -----------    -----------    -----------    -----------
Cash and cash equivalents at end of period           $ 3,047,182    $ 1,638,173    $ 2,327,247    $ 1,136,522
                                                     ===========    ===========    ===========    ===========

SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS
Series A preferred stock converted into
   common stock                                      $   608,331    $    66,667    $    66,667    $        --
Series B preferred stock converted into
   common stock                                               --        792,500        792,500             --
Transfer of inventory to equipment                       110,385             --             --             --


SEE ACCOMPANYING NOTES.

                              SPECTRASCIENCE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


1.       BUSINESS

The Company was incorporated on May 4, 1983 as GV Medical, Inc. and was engaged in the development of laser angioplasty catheter systems. Subsequently, the Company changed its name to SpectraScience, Inc. on October 16, 1992, which was approved by the shareholders on May 13, 1993. The Company is now focused primarily on the design, development, manufacturing and marketing of medical products for the diagnosis and facilitation of treatment of a broad range of human diseases.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

FIXED ASSETS

Fixed assets are stated at cost. The Company depreciates the cost of the property over its estimated useful life of five years using the straight line method.

LONG-LIVED ASSETS

Impairment losses are recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the carrying amount of such assets.

INVENTORY

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

STOCK-BASED COMPENSATION

The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                              SpectraScience, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"). The Company adopted the disclosure only provisions of Statement 123. Accordingly, the Company has made pro forma disclosures of what net loss and loss per share would have been had the provisions of Statement 123 been applied to the Company's stock options.

INCOME TAXES

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amount of assets and liabilities and their respective tax bases.

NET LOSS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share under the previous rules. All earnings per share amounts for all periods have been presented and, where necessary, restated to conform to the Statement 128 requirements. Diluted earnings per share is not presented separately as the effect of outstanding options and warrants is antidilutive.


INTERIM FINANCIAL INFORMATION

The accompanying financial statements as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 are unaudited. In the opinion of the management of the Company, these consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the consolidated financial statements. The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1998.

3.       INVENTORIES

Inventories consist of the following:

                                      December 31           June 30
                                   1996          1997        1998
                                ----------   ----------   ----------
                                                          (UNAUDITED)

             Raw materials      $   71,655   $   17,560   $  193,953
             Finished goods        120,496      162,914      107,342
                                ----------   ----------   ----------
                                $  192,151   $  180,474   $  301,295
                                ==========   ==========   ==========

                              SpectraScience, Inc.

4.       CAPITAL STOCK AND WARRANTS

From March 1995 to June 1995, the Company sold 500,000 shares of convertible preferred stock, Series A at $3.00 per share in a private placement for $1,500,000 less related costs of $60,000. Upon completion of the sale of convertible preferred stock, bridge loans of $525,000 were converted into 174,998 shares of convertible preferred stock at a price of $3.00 per share. In addition, the Company issued warrants to the investors to purchase 58,335 shares of the Company's common stock at $5.00 per share. The warrants are exercisable for three years from the date of grant. In March 1996, the nondividend yielding shares of convertible preferred stock were converted into an equivalent number of shares of common stock. Holders of the shares of the convertible preferred stock also received warrants to purchase 166,665 shares of the Company's common stock at $5.00 per share. The warrants areexercisable for three years from date of grant. During 1996, Series A preferred stock detachable warrants to purchase 33,333 shares of common stock were exercised at $5.00 per share. In addition, the Company issued warrants to the underwriter to purchase 20,000 shares of the Company's common stock at $3.00 per share. The warrants are exercisable for five years from the date of grant. The Company issued additional warrants to the underwriter to purchase 6,667 shares of the Company's common stock at $5.00 per share. The warrants are exercisable for three years from the date of grant. During 1997, Series A preferred stock detachable warrants to purchase 6,111 and 10,000 shares of common stock were exercised at $5.00 and $3.00, respectively.

In January 1997, the Company converted all of its outstanding Series A and Series B preferred stock into an equivalent number of shares of issued and outstanding common stock.

5.       STOCK OPTIONS

The Company has one stock option plan under which selected employees and non-employees may be granted incentive and non-qualified options to purchase common stock of the Company. The options granted are exercisable over a period of no longer than ten years and are granted at 100% of the fair market value of the common stock as of the date of grant.

                              SpectraScience, Inc.

The following table summarizes the stock option activity for the plan:

                                                                                Weighted
                                                           Stock Options        Average
                                     Shares Available       Outstanding      Exercise Price
                                        for Grant         Under the Plans      Per Share
                                     ----------------     ---------------    --------------
Balance December 31, 1995                      59,928             762,272       $   3.37
            Amendment to plan                 500,000
            Options exercised                      --             (46,200)          3.20
            Options forfeited                  35,493             (35,493)          5.00
            Options granted                  (145,000)            145,000           6.73
                                     ----------------     ---------------
Balance December 31, 1996                     450,421             825,579           3.95
            Options granted                  (461,065)            461,065           4.07
            Options exercised                      --             (10,069)          3.47
            Options canceled                  249,931            (249,931)          3.13
                                     ----------------     ---------------
Balance December 31, 1997                     239,287           1,026,644       $   4.19
                                     ================     ===============

The weighted average fair value of options granted in 1996 and 1997 was $4.92 and $2.84, respectively. The exercise price of options outstanding at December 31, 1997 ranged from $3.00 to $11.25 per share, as summarized in the following table:

                                           Shares Outstanding                             Shares Exercisable
                          ------------------------------------------------------   -------------------------------
                              Shares
                          Outstanding at    Weighted Average        Weighted        Number of         Weighted
   Range of Exercise       December 31,         Remaining       Average Exercise     Shares       Average Exercise
         Price                 1997         Contractual Life    Price per Share    Exercisable    Price Per Share
-----------------------   --------------    ----------------    ----------------   -----------   -----------------
$3.00 to $5.00                  879,065          6.52 years     $          3.65        397,333    $          3.17
5.01 to 8.00                    120,079          8.90 years                6.70         50,410               6.50
8.01 to 11.25                    27,500          4.82 years               10.35         27,500              10.35
                          -------------                                             ----------
                              1,026,644          6.75 years     $          4.19        475,243    $          3.94
            Total
                          =============                                             ==========

The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the

                              SpectraScience, Inc.

5.       STOCK OPTIONS (CONTINUED)

following weighted-average assumptions for 1996 and 1997, respectively: risk-free interest rates ranging from 5.65% to 6.3%; volatility factor of the expected market price of the Company's common stock of .904 and .851, respectively, and a weighted-average expected life of the option of five to seven years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which vest by one-third each year from the date of the grant and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                1996              1997
                                           -------------    -------------

           Pro forma net loss              $  (1,846,282)   $  (2,258,579)

           Pro forma net loss per share    $        (.56)   $        (.51)

These pro forma amounts may not be indicative of future years' amounts since the Statement provides for a phase-in of option values beginning with those granted in 1995.

6.       COMMITMENTS

The Company had an operating lease agreement for certain premises within a building in Minneapolis, Minnesota that had a term which expired in October 1996. The Company moved to a new location in Minneapolis during 1996 and entered into a new building lease agreement that has a term extending through October 2001. The new lease requires annual base rent of approximately $53,000 plus a sharing of certain expenses. Various other equipment operating leases were also entered into during 1996 expiring during future years.

Future lease commitments are as follows:

                       1998                  $   65,000
                       1999                      62,000
                       2000                      58,000
                       2001                      49,000
                       2002                          --
                                  Total      $  234,000

The Company incurred total lease and rental expenses of $45,000 and $67,000 for the years ended December 31, 1996 and 1997, respectively.

                              SpectraScience, Inc.

6.       COMMITMENTS (CONTINUED)

The Company entered into a license agreement with Massachusetts Institute of Technology (MIT) for the use of certain patents. Under terms of the agreement, the Company has agreed to pay $50,000 a year through October 2003 and $30,000 a year thereafter until the expiration of the patent rights. The agreement can be terminated by MIT if the monthly payments are not made within thirty days.

7.       ACCRUED CLINICAL RESEARCH FEES

The Company is conducting ongoing multi-center clinical studies using the Optical Biopsy(TM) System (OBS system) in an attempt to show that the OBS system is an adjunctive tool for use during endoscopy of the colon to improve the ability to identify pre-cancerous, cancerous, and other diseased tissues during a colon examination. During 1996 and 1997, the Company entered into various clinical testing agreements with domestic hospitals to conduct research using the OBS system. Under the terms of these one-year agreements the Company has a maximum commitment of $173,000 for the related project costs. Some of these costs have already been paid by the Company and will continue to be paid as testing continues in 1998. As of December 31, 1996 and 1997, the Company had accrued for $149,800 and $159,899 of these clinical research fees, respectively.

8.       INCOME TAXES

The tax effect of the Company's deferred tax assets is as follows:

                                                    December 31
                                               1996            1997
                                          -------------   -------------

        Net operating loss carryforward   $  15,345,000   $  15,955,000
        Accrued liabilities                      93,000         101,000
        Inventory reserve                        28,000          39,000
        Tax credits                             770,000         788,000
                                          -------------   -------------
                                             16,236,000      16,883,000
        Valuation allowance                 (16,236,000)    (16,883,000)
                                          -------------   -------------
                                          $          --   $          --
                                          =============   =============

At December 31, 1997, the Company had net operating loss carryforwards of approximately $44,318,000 that expire at various times through the year 2012. In addition, the Company has research and development tax credits that expire at various times through 2012. As a result of previous stock transactions, the Company is limited as to the amount of net operating loss and tax credit carryforwards which may be utilized in any one year. The annual limitation is approximately $ 1,000,000.

9.       EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing and savings plan covering substantially all employees. The plan allows employees to defer up to 15% of their annual earnings. The Company will match 50% of the first 6% of the employee contributions. The contributions by the Company totaled approximately $5,000 and $17,000 for 1996 and 1997, respectively.

                              SpectraScience, Inc.

10.      SUBSEQUENT EVENTS

In February 1998, an option holder exercised its option to purchase 6,667 shares of common stock at $3.00 per share. This resulted in net proceeds to the Company of $20,001.

In March 1998, various warrant holders exercised their warrants to purchase 111,112 shares of common stock at $5.00 per share. This resulted in net proceeds to the Company of $555,560.


11.      SUBSEQUENT EVENTS (UNAUDITED)

In April 1998, various warrant holders exercised their warrants to purchase 37,333 shares of common stock at $5.00 per share. This resulted in net proceeds to the Company of $186,665.

In May 1998, various option holders exercised their options to purchase 43,333 and 9,100 shares of common stock at $3.00 and $3.94 per share, respectively. Of the 43,333 shares of common stock, 10,000 shares were sold in the open market to cover the cost of the option exercises.

================================================================================

No dealer, salesperson or other person is autho-rized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                              --------------------

                                TABLE OF CONTENTS
                                                                   Page


Prospectus Summary ..............................................  3
Risk Factors ....................................................  6
Use of Proceeds ................................................. 16
Capitalization .................................................. 17
Dividend Policy ................................................. 17
Price Range of Common Stock ..................................... 18
Selected Financial Data ......................................... 19
Management's Discussion and Analysis
      of Financial Condition and Results
      of Operations.............................................. 20
Business ........................................................ 24
Management ...................................................... 39
Certain Transactions ............................................ 45
Principal Shareholders  ......................................... 46
Description of Securities ....................................... 47
Underwriting .................................................... 49
Legal Matters ................................................... 50
Experts ......................................................... 51
Additional Information .......................................... 51

Index to Financial Statements ...................................F-1

                              --------------------


================================================================================



                                2,500,000 Shares



                              SPECTRASCIENCE, INC.



                                  Common Stock



                              --------------------

                                   PROSPECTUS

                              --------------------



                              Josephthal & Co. Inc.




                                         , 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.
Article IX of the Company's Bylaws incorporates the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

      Provisions regarding indemnification of officers and directors of the Company are contained in the Company's Articles of Incorporation, as amended (Exhibit 3.1 to this Registration Statement) and the Company's Bylaws, as amended (Exhibit 3.2 to this Registration Statement), each of which are incorporated herein by reference.

      Under the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

      The Company maintains a directors and officers insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following fees and expenses will be paid by the Company in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC, NASD and Nasdaq fees, are estimated.

         SEC registration fee .................................  $   3,923
         NASD filing fee ......................................      1,830
         Nasdaq Stock Market listing fee ......................      7,500
         Legal fees and expenses...............................    200,000
         Accounting fees and expenses .........................    100,000
         Blue Sky fees and expenses............................     40,000
         Transfer Agent's and Registrar's fees.................      2,500
         Printing and engraving expenses.......................     75,000
         Miscellaneous ........................................     15,000
                                                                 ---------
                  Total........................................  $ 445,753
                                                                 =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      Since June 1, 1995, the Company has issued and sold the following securities, which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

      On June 29, 1995, the Company completed a private placement with qualified investors of 674,998 shares of Series A Convertible Preferred Stock ("Preferred A"), par value $1.00, at $3.00 per share. Holders of Preferred A were issued three-year warrants to purchase a total of 225,000 shares of Common Stock at an exercise price of $5.00 per share. A net amount of $1,965,000 was raised. The Company paid $59,994 to the selling agent, Miller, Johnson & Kuehn, Incorporated, in connection with the offering. In addition, the selling agent was issued a three-year warrant exercisable at $5.00 per share for 6,667 shares of Common Stock and a five-year warrant exercisable at $3.00 per share for 20,000 shares of Common Stock. The shares of Preferred A issued were non-voting, did not yield dividends or interest, and were convertible to an equivalent number of shares of Common Stock after March 31, 1996. In the first quarter of 1997, all the outstanding shares of Preferred A were converted into Common Stock.

      On December 28, 1995, the Company completed a private placement with qualified investors of 792,500 shares of Series B Convertible Preferred Stock ("Preferred B"), par value $1.00, at $5.00 per share. Holders of Preferred B were issued three-year warrants to purchase a total of 264,175 shares of Common Stock exercisable at $9.50 per share. A net amount of $3,526,625 was raised. The Company paid $435,875 to the selling agent, Miller, Johnson & Kuehn, Incorporated, in connection with the offering. In addition, the selling agent was issued a three-year conditional warrant exercisable at $9.50 per share for 26,418 shares of Common Stock and a five-year warrant exercisable at $5.00 per share for 79,250 shares of Common Stock. The shares of Preferred B issued were non-voting, did not yield dividends, and were convertible into an equivalent number of shares of Common Stock on or after December 28, 1996. In the first quarter of 1997, all the outstanding shares of Preferred B were converted into Common Stock.

      The sale of securities above was made in reliance upon Section 4(2) and Regulation D of the Securities Act, which provide exemption for transactions not involving a public offering. The purchasers of securities described above represented that they acquired such securities for their own account and not with a view to any distribution thereof to the public. The Company made inquiries of purchasers of securities in these transactions and obtained representations from such purchasers to establish that such issuances qualified for an exemption from the registration requirements.

ITEM 27. EXHIBITS

           Number       Description
           ------       -----------


              1.1       Form of Underwriting Agreement (previously filed)


              3.1 Articles of Incorporation, as amended. (Incorporated by reference to the Company's Annual Report on Form 10-KSB,
                        Exhibit 3.1, for the year ended December 31, 1996.)

              3.2 Bylaws, as amended. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 3.2, for the year ended December 31, 1995.)


              4.1       Specimen Form of the Common Stock Certificate
                        (previously filed)

              4.2 Form of Representative's Warrant Agreement and Certificate (previously filed)

              5.1       Opinion of Dorsey & Whitney LLP (previously filed)


             10.1 Incentive Stock Option Plan adopted by the Company's Board of Directors and shareholders on August 1, 1983, as amended March 5, 1987, and May 5, 1987. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 2-93693-C, as filed on March 28, 1986, effective April 17, 1986, as amended on June 2, 1987 and March 21, 1988.)

             10.2 Incentive Stock Option Plan, as amended, as adopted by the Company's Board of Directors and shareholders on March 10, 1988 (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1988.)

             10.3 1988 Stock Option Plan adopted by the Company's Board of Directors on March 10, 1988 and shareholders on May 5, 1988. Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 33-22052, as filed on May 25, 1988, effective June 14, 1988.)

             10.4 1990 Restricted Stock Plan adopted by the Company's Board of Directors on March 15, 1990 and shareholders on May 17, 1990. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 33-36385, as filed on August 15, 1990, effective August 15, 1990.)

             10.5 1991 Stock Plan adopted by the Company's Board of Directors on July 11, 1991 and shareholders on January 30, 1992. (Incorporated by reference to the Company's Annual Report on Form 10-K, Exhibit 10.12, for the year ended December 31, 1991.)

             10.6 Amendment to 1991 Stock Plan adopted by the Company's Board of Directors on July 11, 1991 and shareholders on January 30, 1992. (Incorporated by reference to the Company's Form 8-K Report filed with the Securities and Exchange Commission on or about February 3, 1992.)

             10.7 Amendment to 1991 Stock Plan adopted by the Company's shareholders on June 28, 1995. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 033-63047, as filed on September 28, 1995.)

             10.8 Amendment to 1991 Stock Plan adopted by the Company's Board of Directors on October 4, 1995. (Incorporated by reference to the Company's definitive Proxy Statement for its 1996 Annual Meeting of Shareholders.)

             10.9 Amendment to 1991 Stock Plan adopted by the Company's shareholders on March 28, 1996. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 333-.4393, as filed on May 23, 1996.)

            10.10 Amendment to 1991 Stock Plan as it pertains to Section 5(k) of the Plan regarding Directors options, adopted by the Company's Board of Directors on October 9, 1996. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.10, for the year ended December 31, 1996.)

            10.11 Amendment to 1991 Stock Plan as it pertains to Section 3 of the Plan, adopted by the Company's Board of Directors on March 9, 1998 (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

            10.12 Self-Insurance Trust Agreement between the Company and Richfield Bank and Trust Co., as trustee dated March 5, 1987. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
                        1986).

            10.13 Form of Indemnification Agreement that the Company has provided to all officers and directors. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1986.)

            10.14 Yurek Employment Agreement dated February 3, 1992 by and between the Company and Mr. Daryl F. Yurek. (Incorporated by reference to the Company's Form 8-K report filed with the Securities and Exchange Commission on or about February 17, 1992.)

            10.15 Employment Agreement and Severance Agreement between the Company and Brian T. McMahon dated September 30, 1992. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.23, for the year ended December 31, 1993.)

            10.16 Severance (Change in Control) Agreement between the Company and Brian T. McMahon dated November 26, 1996. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.15, for the year ended December 31, 1996.)

            10.17 Severance (Change in Control) Agreement between the Company and Ching-Meng Chew dated November 26, 1996. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.16, for the year ended December 31, 1996.)

            10.18 Severance (Change in Control) Agreement between the Company and Chester E. Sievert, Jr. dated May 21, 1997. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.)

            10.19 Five-Year Lease Agreement between the Company and St. Paul Properties, Inc. dated October 10, 1996 (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.17, for the year ended December 31, 1996.)

            10.20 Distribution Agreement between SCIMED Life Systems, Inc. and the Company dated August 19, 1994. (Incorporated by reference to Annual Report on Form 10-KSB, Exhibit 10.29, for the year ended December 31, 1994).

            10.21 Clinical Research Agreement between The General Hospital Corporation, doing business as Massachusetts General Hospital, and the Company dated June 1, 1995. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.15, for the year ended December 31, 1995.)

            10.22 Bridge Loan Agreement, including form of Promissory Note and form of Warrant by and between the Company and Qualified Lenders, dated September 30, 1994. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.23 Form of Promissory Note that was issued in conjunction with the Bridge Loan Agreement by and between the Company and Qualified Lenders, dated September 30, 1994. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.24 Form of Promissory Note that was issued in conjunction with the Bridge Loan Agreement by and between the Company and Qualified Lenders, dated September 30, 1994. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.25 Form of Warrant. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.26 List of Lenders in the Bridge Loans, and Investors in the Company's Preferred Stock. (Incorporated by reference to the Company's Form S-3 Registration Statement under The Securities Act of 1933 as filed with the Securities and Exchange Commission and declared effective on June 7, 1996, Commission File No. 333-1149.)

            10.27 Form of Subscription Agreement that was used in conjunction with the private placements of the Company's Preferred Stock. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.20, for the year ended December 31, 1995.)


            10.28 Manufacturing and Sales Agreement, dated June 23, 1997, between Portlyn Corporation and the Company (filed herewith)


            23.1        Consent of Ernst & Young LLP (filed herewith)

            23.2        Consent of Dorsey & Whitney LLP (included in Exhibit
                        5.1)


            24.1        Power of Attorney (previously filed)


            27          Financial Data Schedule (filed herewith).


ITEM 28. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (a) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (b) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) That (1) for determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective, and (2) for determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in such registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 7, 1998.


                                      SPECTRASCIENCE, INC.



                                      By:   /s/ Brian T. McMahon
                                          ---------------------------------
                                          Brian T. McMahon
                                          Chairman and Chief Executive Officer



      Pursuant to the requirements of the Securities Act, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on October 7, 1998.


            SIGNATURE                              TITLE
            ---------                              -----

 /s/ Brian T. McMahon             Chairman, Chief Executive Officer and Director
------------------------------      (principal executive officer and principal
Brian T. McMahon                    financial and accounting officer)



              *                   President and Chief Operating Officer
------------------------------
Chester E. Sievert, Jr.


              *                   Director
------------------------------
Henry M. Holterman


              *                   Director
------------------------------
Nathaniel S. Thayer


*By  /s/ Brian T. McMahon
    --------------------------
    Brian T. McMahon
    Attorney-in-fact

                                  EXHIBIT INDEX


           Number       Description
           ------       -----------


              1.1       Form of Underwriting Agreement (previously filed)


              3.1 Articles of Incorporation, as amended. (Incorporated by reference to the Company's Annual Report on Form 10-KSB,
                        Exhibit 3.1, for the year ended December 31, 1996.)

              3.2 Bylaws, as amended. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 3.2, for the year ended December 31, 1995.)


              4.1       Specimen Form of the Common Stock Certificate
                        (previously filed)

              4.2 Form of Representative's Warrant Agreement and Certificate (previously filed)

              5.1       Opinion of Dorsey & Whitney LLP (previously filed)


             10.1 Incentive Stock Option Plan adopted by the Company's Board of Directors and shareholders on August 1, 1983, as amended March 5, 1987, and May 5, 1987. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 2-93693-C, as filed on March 28, 1986, effective April 17, 1986, as amended on June 2, 1987 and March 21, 1988.)

             10.2 Incentive Stock Option Plan, as amended, as adopted by the Company's Board of Directors and shareholders on March 10, 1988 (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1988.)

             10.3 1988 Stock Option Plan adopted by the Company's Board of Directors on March 10, 1988 and shareholders on May 5, 1988. Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 33-22052, as filed on May 25, 1988, effective June 14, 1988.)

             10.4 1990 Restricted Stock Plan adopted by the Company's Board of Directors on March 15, 1990 and shareholders on May 17, 1990. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 33-36385, as filed on August 15, 1990, effective August 15, 1990.)

             10.5 1991 Stock Plan adopted by the Company's Board of Directors on July 11, 1991 and shareholders on January 30, 1992. (Incorporated by reference to the Company's Annual Report on Form 10-K, Exhibit 10.12, for the year ended December 31, 1991.)

             10.6 Amendment to 1991 Stock Plan adopted by the Company's Board of Directors on July 11, 1991 and shareholders on January 30, 1992. (Incorporated by reference to the Company's Form 8-K Report filed with the Securities and Exchange Commission on or about February 3, 1992.)

             10.7 Amendment to 1991 Stock Plan adopted by the Company's shareholders on June 28, 1995. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 033-63047, as filed on September 28, 1995.)

             10.8 Amendment to 1991 Stock Plan adopted by the Company's Board of Directors on October 4, 1995. (Incorporated by reference to the Company's definitive Proxy Statement for its 1996 Annual Meeting of Shareholders.)

             10.9 Amendment to 1991 Stock Plan adopted by the Company's shareholders on March 28, 1996. (Incorporated by reference to the Company's Registration Statement on Form S-8, Commission File No. 333-.4393, as filed on May 23, 1996.)

            10.10 Amendment to 1991 Stock Plan as it pertains to Section 5(k) of the Plan regarding Directors options, adopted by the Company's Board of Directors on October 9, 1996. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.10, for the year ended December 31, 1996.)

            10.11 Amendment to 1991 Stock Plan as it pertains to Section 3 of the Plan, adopted by the Company's Board of Directors on March 9, 1998 (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

            10.12 Self-Insurance Trust Agreement between the Company and Richfield Bank and Trust Co., as trustee dated March 5, 1987. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
                        1986).

            10.13 Form of Indemnification Agreement that the Company has provided to all officers and directors. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1986.)

            10.14 Yurek Employment Agreement dated February 3, 1992 by and between the Company and Mr. Daryl F. Yurek. (Incorporated by reference to the Company's Form 8-K report filed with the Securities and Exchange Commission on or about February 17, 1992.)

            10.15 Employment Agreement and Severance Agreement between the Company and Brian T. McMahon dated September 30, 1992. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.23, for the year ended December 31, 1993.)

            10.16 Severance (Change in Control) Agreement between the Company and Brian T. McMahon dated November 26, 1996. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.15, for the year ended December 31, 1996.)

            10.17 Severance (Change in Control) Agreement between the Company and Ching-Meng Chew dated November 26, 1996. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.16, for the year ended December 31, 1996.)

            10.18 Severance (Change in Control) Agreement between the Company and Chester E. Sievert, Jr. dated May 21, 1997. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.)

            10.19 Five-Year Lease Agreement between the Company and St. Paul Properties, Inc. dated October 10, 1996 (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.17, for the year ended December 31, 1996.)

            10.20 Distribution Agreement between SCIMED Life Systems, Inc. and the Company dated August 19, 1994. (Incorporated by reference to Annual Report on Form 10-KSB, Exhibit 10.29, for the year ended December 31, 1994).

            10.21 Clinical Research Agreement between The General Hospital Corporation, doing business as Massachusetts General Hospital, and the Company dated June 1, 1995. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.15, for the year ended December 31, 1995.)

            10.22 Bridge Loan Agreement, including form of Promissory Note and form of Warrant by and between the Company and Qualified Lenders, dated September 30, 1994. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.23 Form of Promissory Note that was issued in conjunction with the Bridge Loan Agreement by and between the Company and Qualified Lenders, dated September 30, 1994. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.24 Form of Promissory Note that was issued in conjunction with the Bridge Loan Agreement by and between the Company and Qualified Lenders, dated September 30, 1994. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.25 Form of Warrant. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.28, for the year ended December 31, 1994.)

            10.26 List of Lenders in the Bridge Loans, and Investors in the Company's Preferred Stock. (Incorporated by reference to the Company's Form S-3 Registration Statement under The Securities Act of 1933 as filed with the Securities and Exchange Commission and declared effective on June 7, 1996, Commission File No. 333-1149.)

            10.27 Form of Subscription Agreement that was used in conjunction with the private placements of the Company's Preferred Stock. (Incorporated by reference to the Company's Annual Report on Form 10-KSB, Exhibit 10.20, for the year ended December 31, 1995.)


            10.28 Manufacturing and Sales Agreement, dated June 23, 1997, between Portlyn Corporation and the Company (filed herewith)


            23.1        Consent of Ernst & Young LLP (filed herewith)

            23.2        Consent of Dorsey & Whitney LLP (included in Exhibit
                        5.1)


            24.1        Power of Attorney (previously filed)


            27          Financial Data Schedule (filed herewith).